Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and among
Nuance Communications, Inc.,
Telluride, Inc.,

Tweddle Group, Inc.,
Tweddle Group Technologies, LLC,

The Andrew M. Tweddle Revocable Living Trust,

and

Andrew M. Tweddle

Dated May 24, 2013

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of May 24, 2013, by and among Nuance Communications, Inc., a Delaware corporation (“Purchaser”), Telluride, Inc., a Delaware corporation (“Sub” and together with Purchaser, “Purchasers”), Tweddle Group, Inc., a Michigan corporation (“TGI”), Tweddle Group Technologies, LLC, a Michigan limited liability company (“TGT” and together with TGI, “Sellers”), The Andrew M. Tweddle Revocable Living Trust (the “Shareholder Trust”) and Andrew M. Tweddle (the “Holder”). Certain other capitalized terms used herein are defined in ARTICLE I and throughout this Agreement.

BACKGROUND
WHEREAS, TGI, in addition to its other business, is engaged in the business of providing comprehensive technology based information delivery solutions for the automotive industry;
WHEREAS, TGT is a subsidiary of TGI, and TGT is in the business of providing software development, service and maintenance and other services to TGI;
WHEREAS, the worldwide business of Sellers related to the design, development, testing, manufacture, marketing, licensing and sale of service-management, infotainment and information delivery technology solutions for the automotive industry, including all of the worldwide business of TGT are collectively known as the “Technology Solutions Segment”;
WHEREAS, Sellers desire to sell, and Purchasers desire to purchase, the Technology Solutions Segment, including the assets of Sellers used in, related to or otherwise necessary to the operation of the Technology Solutions Segment, as more fully described below, upon the terms and subject to the conditions, representations and covenants contained in this Agreement;
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1.     Definitions.
(a)     As used in this Agreement, the following terms shall have the following meanings:
“Actual Closing Working Capital” means the difference between (a) the Current Assets, minus (b) the Current Liabilities, all as of the close of business on the Closing Date, calculated by Purchaser in accordance with the same principles, practices and policies as were used by TGI to calculate the Estimated Closing Working Capital.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the Person specified.

The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person through the ownership of the voting securities by Contract or otherwise.
“Agreement” means this Asset Purchase Agreement, together with the Exhibits attached hereto and the Disclosure Schedule.
“Assumed Contracts” means the Contracts identified on SECTION 2.1(e) of the Disclosure Schedule.
“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each plan, program or agreement providing compensation or benefits, including any deferred compensation, pension or retirement, medical, life insurance, disability or other welfare plan, severance, change in control, retention, employment, incentive, bonus, equity-based compensation that any Seller or any ERISA Affiliate of Sellers, sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, under which Employees, former Employees, independent contractors or former independent contractors (or their dependents and beneficiaries) employed or engaged to provide services in the Technology Solutions Segment have or may have any right to receive compensation or benefits, on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing Date and, in the case of a plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the six-year period preceding the date of this Agreement.
“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of Michigan are authorized or required to be closed for the conduct of regular banking business.
“Business Material Adverse Effect” means any change, event or effect that is, or could reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), liabilities, financial condition, operations of the Technology Solutions Segment taken as a whole.
“Cap” means Twelve Million and 00/100 Dollars ($12,000,000.00).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended, and the rules and regulations promulgated thereunder.
“Change of Control Payments” means any payments of Sellers, the Holder or the Shareholder Trust, together with the employer portion of any Taxes due thereon, triggered by the consummation of the transactions contemplated by this Agreement, including (i) any severance benefits or any other payment (including golden parachute, bonus or benefits under any Benefit Plan) to any Employee, (ii) any acceleration in the time for payment or vesting of any benefits or increase in the amount of compensation due to any Employee, (iii) any payment due to a third-party under any Assumed Contract, including any lessor or licensor under any Real Property Lease, conditioning its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requiring in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), and (iv) without limiting the generality of the foregoing, any benefits or other payments received by an Employee under TGI’s Phantom Stock Plan.
“Cleanup” means all actions to: (1) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; or (2) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment, that are required under any applicable Environmental Law.
“Closing” means the closing of the sale and purchase of the Purchased Assets as contemplated by this Agreement.
“Closing Date” means the day on which the Closing takes place.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means with respect to a given goal, the efforts that a reasonably prudent person would use to achieve the goal as expeditiously as possible, but shall not include (i) the waiver of any rights under this Agreement; or (ii) taking actions that would result in a material change in the benefits derived by such person from this Agreement or the transactions contemplated herein.
“Confidentiality Agreement” means that certain Confidentiality Agreement between TGI and Purchaser, dated October 22, 2012.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license or other commitment (whether written or oral and whether express or implied).
“Control” or “Controlled” means, with respect to a party to this Agreement and an item of Intellectual Property Rights, the possession by such party of the right to grant a license or sublicense under such Intellectual Property Rights of the scope provided in this Agreement without incurring an obligation to pay material consideration to a third party (except for payments among such party and its Affiliates, and payments to employees for inventions made by them while employed by such party or its Affiliates).
“Covered Personal Information” shall mean any information, including (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as IP address or machine I.D.; (v) telephone number, including home telephone number and mobile telephone number; (vi) physical location; (vii) information whose collection, use and disclosure is regulated by the Gramm-Leach-Bliley Act of 1999, as amended, and the rules and regulations promulgated thereunder or the Fair Credit Reporting Act, the Fair and Accurate Transactions Act, as may be amended, and the rules and regulations promulgated thereunder that alone or in combination with other information collected, directly or indirectly, held or otherwise managed by Sellers can be used to identify or locate a specific Person as well as any other information (regardless of whether it alone can be used to identify a specific Person) that is stored, managed, or made available to third parties by Sellers in connection with Covered Personal Information.
“Current Assets” means (i) the Purchased Assets that are accounts receivable (trade and others) and (ii) Toyota Motor Sales, U.S.A. unbilled subscription payments earned by Sellers between the first day of the month in which the Closing occurs and the Closing Date, which will be billable in the next invoice issued to Toyota Motor Sales, U.S.A. (the “Stub Period TMS Payments”).
“Current Liabilities” means (i) the Assumed Liabilities that are accounts payable, (ii) accrued expenses and other current liabilities set forth on SECTION 2.7 of the Disclosure Schedule and (iii) unpaid license or service fees associated with the Stub Period TMS Payments to Inrix, Inc., VoiceBox Technologies Corporation and Oil Price Information Service, LLC (OPIS). For the avoidance of doubt, no deferred rent or deferred revenue amounts set forth on SECTION 2.7 of the Disclosure Schedule shall be included in Current Liabilities.
“DOL” shall mean the United States Department of Labor.
“Employee” shall mean any current or former employee, consultant, independent contractor, manager or director of any Seller or any of their respective Subsidiaries or ERISA Affiliates that provides or provided services primarily related to the Technology Solutions Segment.
“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of equity awards, or any other agreement providing for compensation or benefits) between any Seller or any of their respective Subsidiaries or ERISA Affiliates, on the one hand, and any Employee, on the other hand.
“Encumbrances” means any and all charges, claims, liens, security interests, mortgages, pledges, options, preemptive rights, rights of way, easements, encroachments, servitudes, rights of first option, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, restrictions on voting (in the case of any security or equity interest) or any other attribute of ownership.
“Environmental Claim” means any claim, action, cause of action, investigation, demand, letter, request for information or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the actual or alleged presence, Release or threatened Release of any Hazardous Substance, (ii) any other circumstance constituting any violation or alleged violation of any Environmental Law, (iii) the treatment, storage, disposal, arrangement for disposal or transportation of any Hazardous Substances, (iv) non-compliance with any Environmental Laws or permits issued pursuant to any Environmental Laws and (v) the actual or alleged harmful exposure of any Person to any Hazardous Substance.
“Environmental Law” means any foreign, national, federal, state, municipal or local Law, Order, authorization, opinion or other legally binding requirement relating to the pollution, protection, investigation or restoration of the environment (including natural resources) or the health or safety of humans or other living organisms, or which regulate or control any Hazardous Substance or any Hazardous Substance Activities, including CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the ROHS and WEEE Directives, in each case as in effect from time to time prior to, on and after the Closing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person required at any particular time to be aggregated with any Seller under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Estimated Closing Working Capital” means the good faith estimate of TGI of the difference between (a) the Current Assets minus (b) the Current Liabilities as of the Closing Date, calculated in accordance with GAAP.
“Excluded Liabilities” means any Liabilities, other than the Assumed Liabilities, including: (i) any Liabilities of Sellers, the Holder or the Shareholder Trust prior to the Closing arising or incurred in connection with the preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisors and others; (ii) (A) any Liabilities for Taxes arising from or attributable to the operation of the Technology Solutions Segment or the use or ownership of the Purchased Assets for any taxable period (or portion thereof) ending on or prior to the Closing Date, and including any Transfer Taxes and Straddle Period Taxes allocated to Sellers pursuant to SECTION 7.4 of this Agreement and (B) any Liabilities for Taxes of Sellers not described in (A), but excluding Straddle Period Taxes allocated to Purchaser pursuant to SECTION 7.4 of this Agreement; (iii) any Liabilities arising out of the Excluded Assets; (iv) any Liabilities to any current or former shareholders, officers or directors of Sellers; (v) any Liabilities of Sellers for Indebtedness or guarantees of Indebtedness; (vi) any Seller Retained Environmental Liabilities; (vii) any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of its Affiliates to comply with any Law or order by a Governmental Authority; and (viii) any Liabilities under an Assumed Contract resulting from (A) the failure of TGI or TGT to validly and effectively assign such Assumed Contract to Purchaser or Sub, as applicable; (B) such Assumed Contract not conforming to the representations and warranties with respect thereto contained in this Agreement; or (C) a breach of such Assumed Contract prior to the Closing.
“Exploit” or “Exploitation” means with respect to any Technology, process, product or service, to design, develop, make, have made, use, sell, offer for sale, market, import, make derivative works from, perform, copy, disclose, or distribute such product or Technology (or derivative thereof) or practice such process (or derivative thereof), as the case may be.
“Export Approvals” means all export and import licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, or other authorizations from and made by any filings with any Governmental Authority required for (i) the export, import, reexport, and transfer of the products, services, software and technologies of the Technology Solutions Segment and (ii) releases of technologies and software to foreign nationals located in the United States and abroad.
“Export Control Laws” means all applicable U.S. export and reexport controls, including the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Traffic in Arms Regulations, and the Office of Foreign Assets Control trade and economic sanctions regulations and (ii) all other applicable import/export control Laws in other countries in which Sellers operate the business of the Technology Solutions Segment.
“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
“Funds Flow Memorandum” means the memorandum delivered by TGI to Purchaser at least one (1) Business Day prior to the Closing Date setting forth the flow of funds pursuant to which the Purchase Price will be paid at Closing.
“GAAP” means United States generally accepted accounting principles, as consistently applied by Sellers, together with and subject to, the assumptions, principles and procedures described in Exhibit A hereof.
“Governmental Authority” means any federal, state, municipal or local government, and any instrumentality, subdivision, court, administrative or regulatory agency or commission.
“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, medical waste, radon, asbestos or asbestos-containing products or materials, chloroflourocarbon, hydroflourocarbon, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or lead-containing paint or plumbing; and (ii) any element, compound, substance, emission, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “waste,” or “pollutant” or otherwise a danger to health, reproduction or the environment.
“Hazardous Substance Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, import, export, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including, compliance with the ROHS and WEEE Directives.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including any accrued interest and reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) the principal of and premium (if any) in respect of all obligations of such Person evidenced by notes, bonds, debentures or similar instruments (including any accrued interest), (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person under leases recorded as capital leases, (f) any deferred rent liabilities, (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, (h) all guarantees by such Person of the Indebtedness of any other Person, (i) unfunded pension liabilities, (j) the cost of future engineering or consulting services directly attributable to unearned or deferred revenue balances, (k) unpaid contractually committed obligations owed to Inrix, Inc., VoiceBox Technologies Corporation or other third party providers of technology or content incorporated into the TSS Products, (l) deferred revenue for subscription payments for unsold vehicles or where the vehicle identification number is not yet registered with Sellers, and (m) guarantees in respect of Indebtedness referred to in clauses (a) through (l) above.
“Indemnified Party” means any Person claiming indemnification under any provision of ARTICLE XI.
“Indemnification Mini-Threshold” means an amount equal to Twenty Five Thousand Dollars ($25,000.00).
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE XI.
“Intellectual Property Rights” means the following and all worldwide statutory and common-law rights associated with the following: (i) all names and marks, including product names and marks, brands and slogans, all registered and unregistered trademarks, trade names, service marks and applications therefor (“Trademarks”); (ii) all patents, patent applications and rights in inventions (“Patents”); (iii) all rights to any copyrightable works, including all related copyrights, copyright registrations and applications for copyright registrations; (iv) all trade-secret rights and all other rights in or to confidential business or technical information; (v) any similar, corresponding or equivalent rights to any of the foregoing in any jurisdiction.
“Indemnification Threshold” means Eight Hundred Thousand 00/100 Dollars ($800,000.00).
“Inventory” means all inventory, including finished goods, work in process, supplies and raw materials.

“IRS” means the United States Internal Revenue Service.
“Key Employees” means each of Jonas Nicholson, Paul Sciame, and Paul Klassen.
“Key Employee Agreements” means the agreements between Purchaser and each Key Employee, in substantially the form attached hereto as Exhibit B and including an employee proprietary information, inventions assignment and non-competition agreement.
“Knowledge” means, with respect to Sellers, (i) the actual knowledge of Andrew M. Tweddle, Daniel A. Titus, Pat McInnis, Jonas Nicholson, Paul Sciame, Brian Suszek, William Koch and Paul Klassen and (ii) the knowledge that such persons should have acquired had they made diligent inquiry of those employees and advisors of Sellers whom such persons reasonably believe would have actual knowledge of the matters represented.
“Laws” means all laws, directives, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the United States or any other country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority, including any Environmental Laws, Export Control Laws and common law.
“Liabilities” means all Indebtedness, costs, expenses, commitments or obligations of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, fixed, absolute, contingent or otherwise, and whether due or to become due, of a Person.
“Losses” means any and all damages, fines, fees, penalties, deficiencies, liabilities, Taxes, claims, losses, demands, judgments, settlements, actions, obligations, costs and expenses (including interest, court costs and fees and reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other Proceedings or of any claim, default or assessment); provided, however, that for purposes of computing the amount of Losses, there shall be deducted an amount equal to the amount of any insurance proceeds actually received by an Indemnified Party in connection with such Losses, it being understood that an Indemnified Party shall not be under any obligation to make any claims to recover insurance proceeds.
“Order” means (a) any writ, judgment, decree, injunction or (b) any other decision, ruling, order or statement of any Governmental Authority or arbitrator (in each such case whether preliminary or final).
“Ordinary Course of Business” an action taken by Sellers will be deemed to have been taken in the “Ordinary Course of Business” only if that action:

(a)
is consistent in nature, scope and magnitude with past practices of Sellers with respect to the Technology Solutions Segment and is taken in the ordinary course of the normal, day-to-day operations of the Technology Solutions Segment;

(b)
does not require authorization by the board of directors or shareholders of TGI or the board of managers or members of TGT and does not require any other separate or special authorization of any nature; and

(c)
is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other businesses that are in the same line of business as the Technology Solutions Segment.

“Patent Family” means a set comprised of all Patents that are (a) directly or indirectly linked or entitled to be linked through one or more priority claim (including under 35 U.S.C. Secs. 120 or 119(e) or the equivalent laws or regulation of any other patent authority) or by a terminal disclaimer (including under 35 U.S.C. Sec. 253 or 37 CFR 1.321 or the equivalent laws or regulation of any other patent authority) or (b) that are foreign counterparts, reissues, divisionals, renewals, extensions, continuations or continuations-in-part with respect to any other Patent in such set.
“Patent Files” means, with respect to a Patent, complete prosecution files for the Patent, including all correspondence and filings with patent authorities with respect to such Patent and any related materials or documents in the possession or control of Sellers or any attorney or patent agent involved in the prosecution or enforcement of such Patents.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, Export Approvals, registrations, franchises, waivers, clearances, variances, exemptions, orders, qualifications and similar consents granted or issued by any Governmental Authority or other Person.
“Permitted Encumbrances” means (i) all recorded defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance and surveys delivered by Sellers to Purchaser on or prior to Closing; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable; (iii) mechanics’, carriers’, workers’, repairers’, materialmen’s and similar Encumbrances arising or incurred in the Ordinary Course of Business, for amounts which are not yet due and payable; (iv) title and rights of a lessor under a capital or operating lease (excluding any rights of Hewlett-Packard Financial Services Company (“HPFS”) under that certain Master Lease and Financing Agreement dated June 19, 2012 between TGI and HPFS and any applicable Schedules thereto); (v) restrictions on transfer of equity securities under applicable state and federal securities laws; (vii) title and rights of a licensor of any Technology or Intellectual Property Rights; and (viii) title and rights of customers, mold and tooling vendors and builders and others having interests in any molds and tools.
“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.
“Privacy Laws” shall mean (a) all applicable Laws, contractual and fiduciary obligations related to data privacy, data security and marketing including applicable laws implementing the European Union Data Protection Directive and the European Union Directive on Privacy and Electronic Communications, as amended, and including requirements set forth in guidelines published by the regulatory bodies such as the Federal Trade Commission and applicable European Union data protection authorities; (b) the internal privacy policies of Sellers and any public statements that Sellers have made regarding their privacy policies and practices; (c) third party privacy policies that Sellers have been or is contractually obligated to comply with; (d) any rules of any applicable self-regulatory organizations in which Sellers are or have been a member and/or that Sellers have been contractually obligated to comply with; and (e) any applicable published industry best practices or other standards relating to privacy or data security.
“Purchaser Material Adverse Effect” means a material adverse effect on the enforceability of Purchasers’ obligations under this Agreement or the Transaction Documents or on Purchasers’ ability to perform its obligations under this Agreement or the Transaction Documents in a timely manner or to consummate the transactions contemplated by this Agreement or the Transaction Documents without material delay.
“Registered IPR” means all: (a) Patents; (b) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks; (c) registered copyrights and applications for copyright registration; and (d) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.
“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape and includes “release” as defined in CERCLA or in violation of any other Environmental Law.
“Required Financials” means (a) the Combined Results of Operations, Combined Statement of Changes in Owners’ Net Investment and Combined Statement of Cash Flows of the Technology Solutions Segment for the year ended December 31, 2012 and the Combined Balance Sheet of the Technology Solutions Segment as of December 31, 2012, prepared in accordance with GAAP (including required footnotes) and audited in accordance with generally accepted auditing standards in the United States (and accompanied by such firm’s signed audit opinion thereon).
“ROHS and WEEE Directives” means (a) the European Union Directives 2011/65/EU and 2002/95/EC relating to the restrictions on the use of certain hazardous substances in electrical and electronic equipment, (b) the European Union Directives 2012/12/EU and 2002/96/EC on waste electrical and electronic equipment, and their country specific implementing legislation and regulations, (c) China’s Administrative Measures on the Control of Pollution Caused by Electronic Information Products, and (d) any other Laws relating to the Hazardous Substance content, labeling, recycling, or disposal of electrical or electronic products.
“SEC” means the United States Securities and Exchange Commission.
“Seller Retained Environmental Liabilities” means any Liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence on or before the Closing Date of any Hazardous Substances in the soil, groundwater, surface water, air or building materials of any real property owned, leased, or used at any time by any of Sellers of their respective Affiliates (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Substance Activity conducted by Sellers or any of their respective Affiliates prior to the Closing Date (“Pre-Closing Hazardous Substance Activities”); (iv) the exposure of any person to Pre-Existing Contamination or to Hazardous Substances in the course of or as a consequence of any Pre-Closing Hazardous Substance Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental Laws by Sellers or any of their respective Affiliates, agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with any Pre-Closing Hazardous Substance Activities prior to the Closing Date; (vi) any Proceedings brought or threatened by any third party with respect to any of the foregoing; and (viii) any of the foregoing to the extent they continue after the Closing Date.
“Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including speech and sound data), design tools and user interfaces, in any form or format, however fixed. Software includes source code listings and documentation.
“Sprint Amendment” means that certain Amendment No. 2 to the Master Services Agreement by and between Sprint United Management Company and TGI.
“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly the equity interest in the other Person except for publicly traded securities which constitute less than five (5%) percent of such publicly traded securities; (ii) of which the first Person or any other Subsidiary of the first Person is a general partner; (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries or (iv) which the first Person is required to consolidate the financial results of for financial reporting purposes under GAAP.
“Sprint Consent” means the executed written letter agreement by and among Purchaser, TGI and Sprint/United Management Company delivered on or prior to the Closing in form and substance satisfactory to Purchaser.
“Target Working Capital” means an amount equal to Four Million One Hundred Forty Thousand and 00/100 Dollars ($4,140,000.00).
“Tax” or “Taxes” means (i) any tax, levy, assessment, duty, charge, deficiency, imposition or liability, including any tax based on or measured by gross receipts, income, profits, capital gains, sales, use and occupation, value added, ad valorem, goods and services, transfer, franchise, withholding, payroll, recapture, escheat, employment, excise and property taxes any related fine, penalty, interest or addition with respect thereto, imposed, assessed or collected by any Governmental Authority (“Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
“Tax Return” means any return, declaration, estimate, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable) and invention disclosures, Software, files, databases, works of authorship, proprietary information, processes, formulae, algorithms, routines, devices, prototypes, lab notebooks, development and lab equipment, schematics, test methodologies and documentation, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.
“Third-Party Expenses” means all costs and expenses of Sellers, the Holder or the Shareholder Trust incurred by Sellers, the Holder or the Shareholder Trust in connection with the negotiation, execution and closing of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.
“Toyota Consent” means the written consent agreement by and among TGI, Purchaser and Toyota Motor Sales, U.S.A., which shall be in form and substance satisfactory to Purchaser.
“Transaction Documents” means, collectively, this Agreement, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Bill of Sale, the Non-Competition Agreements, the Transition Services Agreement, the Key Employee Agreements, the UIE Agreement, the Sprint Consent, the Sprint Amendment and the Toyota Consent.
“TSS Intellectual Property” means TSS Technology and TSS Intellectual Property Rights, collectively.
“TSS Intellectual Property Rights” means (i) the TSS Patents, (ii) the TSS Trademarks, (iii) the TSS Other Intellectual Property Rights, and (iv) any other Intellectual Property Rights described in SECTION 2.1(d) of the Disclosure Schedule.
“TSS Patents” means (i) all Patents owned by Sellers and used in, related to or otherwise necessary to, the Technology Solutions Segment and (ii) each of the Patents set forth in SECTION 2.1(d) of the Disclosure Schedule and any Patents that are a member of the same Patent Family as any one of such scheduled Patents, in each case whether pending, issued, expired, abandoned or closed, and all foreign counterparts of any such Patent.
“TSS Trademarks” means (i) all Trademarks owned by Sellers and used in, related to or otherwise necessary to, the Technology Solutions Segment and (ii) each of the Trademarks set forth in set forth in SECTION 2.1(d) of the Disclosure Schedule, in each case whether pending, issued, expired, abandoned or closed, and all foreign counterparts of any such Trademark.
“TSS Other Intellectual Property Rights” means (i) all Intellectual Property Rights (other than Patents and Trademarks) owned by Sellers that are used in, related to or necessary for the operation of the Technology Solutions Segment, or that are embodied by the TSS Technology, TSS Products or TSS Product Software and (ii) all Intellectual Property Rights (other than Patents and Trademarks) described in SECTION 2.1(d) of the Disclosure Schedule.
“TSS Products” means any and all products and services, in whatever stage of development and in whatever form, (i) designed by or for, or related to, the Technology Solutions Segment or (ii) otherwise listed or described in SECTION 2.1(b) of the Disclosure Schedule.
“TSS Product Software” means all Software that is included in or part of any version of the TSS Products, or that is part of or related to the use, operation, programming, verification, testing, support or application of a TSS Products, including the Software listed or described on SECTION 4.21(g) of the Disclosure Schedule, all versions of any of the foregoing, and any Software from which any of the foregoing Software was derived or that was derived from such Software.
“TSS Technology” means all Technology related to, used in or necessary to the operation of the Technology Solutions Segment or constituting any of the TSS Products or otherwise listed or described on described in SECTION 2.1(d) of the Disclosure Schedule and including (i) all know-how and other Technology known by any of the employees of Sellers identified on SECTION 2.1(d) of the Disclosure Schedule, whether or not such Technology was reduced to any tangible media on or prior to the Closing Date, (ii) all copies and versions of the TSS Product Software, and (iii) all Technology that is used in the design, manufacture or testing TSS Products (including all versions of any design tools or development environments used in the design of any TSS Products).
“UIE License Agreement” means the UIEvolution, Inc. Technology Software License and Distribution Agreement by and between UIEvolution, Inc. and TGT dated as of March 25, 2009.
“WARN” shall mean the Worker Adjustment and Retraining Notification Act.
SECTION 1.2.     Other Defined Terms.
(a)     Other terms defined are in the other parts of this Agreement indicated below:
“Accounting Firm”    SECTION 2.9
“Additional Asset”    SECTION 7.7(d)
“Agreement”    PREAMBLE
“Assignment and Assumption Agreement”    SECTION 3.2(a)
“Assumed Liabilities”    SECTION 2.7
“Bellevue Lease”    SECTION 2.1(j)
“Bill of Sale”    SECTION 3.3(k)
“Bribery Act”    SECTION 4.27
“Business Permits”    SECTION 4.15(a)
“Current Balance Sheet”    SECTION 4.4(a)
“Debt”    SECTION 4.5(b)
“Disclosure Schedule”    ARTICLE IV

“Dispute Notice”    SECTION 11.5(b)
“Effective Time”    SECTION 3.1
“Estimated Closing Date Certificate”    SECTION 2.4
“Excluded Assets”    SECTION 2.1(i)
“FCPA”    SECTION 4.27
“FIRPTA Certificate”    SECTION 3.3(p)
“Good Standing Certificates”    SECTION 3.3(l)
“Holder”    PREAMBLE
“Interim Financial Statements”    SECTION 4.4(a)
“Leased Real Property”    SECTION 4.22(a)
“Legal Opinion”    SECTION 3.3(j)
“Material Consents”    SECTION 3.3(n)
“Negative Adjustment Amount”    SECTION 11.2
“Non-competition Agreements”    SECTION 3.2(b)
“Notice”    SECTION 12.1(a)
“Offer Letter”    SECTION 7.10(a)
“Pay-Off Letters”    SECTION 3.3(t)
“Positive Adjustment Amount”    SECTION 11.3
“Pre-Closing Period”    SECTION 8.1
“Pre-Closing Tax Period”    SECTION 7.4(b)(ii)
“Proceeding”    SECTION 4.13(a)
“Purchased Assets”    SECTION 2.1
“Purchase Price”    SECTION 2.2
“Purchaser”    PREAMBLE
“Purchasers”    PREAMBLE
“Purchaser Indemnified Parties”     SECTION 11.2
“Real Property Leases”    SECTION 4.22(b)
“Secretary’s Certificate”    SECTION 3.3(m)
“Seller”    PREAMBLE
“Seller Indemnified Parties”     SECTION 11.3
“Seller Indemnifying Parties”     SECTION 11.2
“Shareholder Trust”    PREAMBLE
“Straddle Period”    SECTION 7.4(b)(ii)
“Sub”    PREAMBLE
“Survival Date”    SECTION 11.1(a)
“Tax Authority”    SECTION 1.1(a)
“Tax Representations”    SECTION 11.1(a)(ii)
“Technology Solutions Segment”    BACKGROUND
“TGI Purchased Assets”    SECTION 2.1
“TGT Purchased Assets”    SECTION 2.1
“Third Party Claim”    SECTION 11.5(c)
“Time Limitation”    SECTION 11.2
“Transferred Employees”    SECTION 7.10(a)
“Transition Services Agreement”    SECTION 3.2(c)
“TSS Facilities”    SECTION 4.26
“TSS Financial Statements”    SECTION 4.4(a)

“UIE Agreement”    SECTION 3.3(o)

(b)     For the purposes of this Agreement, except to the extent that the context otherwise requires: (i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (v) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day; (vii) references to a Person are also to its permitted successors and assigns; (viii) “including” (and with correlative meaning “include”) shall be deemed to be followed by “, without limitation,”; (ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
PURCHASE AND SALE OF ASSETS
SECTION 2.1. Purchase and Sale of Assets. TGI agrees to sell to Purchaser and Purchaser agrees to purchase from TGI, upon the terms and conditions set forth in this Agreement, free and clear of any Encumbrances other than Permitted Encumbrances, all of TGI’s and its Subsidiaries’ right, title and interest in and to all of TGI’s properties, rights and claims, whether tangible or intangible, which are used in or held by TGI or any of its Subsidiaries for use in the operation of the Technology Solutions Segment (the “TGI Purchased Assets”). TGT agrees to sell to Sub and Sub agrees to purchase from TGT, upon the terms and conditions set forth in this Agreement, free and clear of any Encumbrances other than Permitted Encumbrances, all of TGT’s right, title and interest in and to all of TGT’s properties, rights and claims, whether tangible or intangible (the “TGT Purchased Assets” and together with the TGI Purchased Assets, the “Purchased Assets”). For the avoidance of doubt, the Purchased Assets shall include all right, title and interest of Sellers and their respective Subsidiaries to the following:
(a) Equipment and Furniture. All equipment, machinery, fixtures, vehicles, furniture, computer hardware and software and other tangible property owned or transferable by Sellers and used in or held for use in the operation of the Technology Solutions Segment, including those items described in SECTION 2.1(a) of the Disclosure Schedule.

(b) Inventory. All Inventory and miscellaneous personal property owned by Sellers and used in or held for use in the Technology Solutions Segment, including those items described in SECTION 2.1(b) of the Disclosure Schedule.

(c) Receivables, Prepaids, Etc. All accounts receivable, deposits, refunds, rebates, credits, prepaid assets, notes, claims, suits, causes of action of Sellers and which are generated from or that pertain to the Technology Solutions Segment, including those items described in SECTION 2.1(c) of the Disclosure Schedule.

(d) Intellectual Property, Technology and Names. All Technology and Intellectual Property Rights owned or transferable by Sellers and used in, related to or otherwise necessary for the operation of the Technology Solutions Segment, including Patents, Trademarks, service marks, trade names, internet domain names, e-mail addresses, internet web pages, slogans, brand names, copyrights, customer and supplier lists, vendor numbers, proprietary and intellectual rights, and trade secrets and licenses. The foregoing includes (i) all TSS Technology owned or transferrable by Sellers, (ii) all TSS Intellectual Property Rights owned by Sellers, which in each case are described in SECTION 2.1(d) of the Disclosure Schedule. With respect to all Intellectual Property Rights within the Purchased Assets, the Purchased Assets include the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority and the right to all past and future income, royalties, damages and payments due with respect to such Intellectual Property Rights, including rights to damages and payments for past, present or future infringements or misappropriations thereof.

(e) Assumed Contracts. All right, title and interest of Sellers in all Contracts listed in SECTION 2.1(e) of the Disclosure Schedule.

(f) Permits. All Permits held by Sellers that are used in, held for use in or related to the Technology Solutions Segment, and all pending applications therefor or renewals thereof, in each case to the extent transferable to Purchaser or Sub, including those items described on SECTION 2.1(f) of the Disclosure Schedule.

(g) Books and Records. All books and records related to the Technology Solutions Segment (other than corporate organizational records and income tax returns), including all financial books and records, customer, vendor and representative lists, sales literature, catalogs, referral sources, research and development reports, plans, drawings, purchase orders, computer software and databases, invoices, brochures, receipts, marketing, accounting, financial or business records and materials. The foregoing includes all Patent Files for all of the TSS Patents. Following the Closing, Purchasers shall provide Sellers, at Sellers’ sole cost, with reasonable access to the foregoing materials and records (excluding the Patent Files), and copies thereof, for any reasonable business purpose to the extent then held by Purchasers; provided that adequate measures to maintain confidentiality are employed to the reasonable satisfaction of Purchasers.

(h) Goodwill. The “goodwill” of Sellers pertaining solely to the Technology Solutions Segment and/or the Intellectual Property Rights within the Purchased Assets.

(i) Insurance Benefits. All insurance benefits, including rights and proceeds, arising from or relating to the Technology Solutions Segment prior to the Effective Time, unless otherwise provided in this Agreement.

(j) Real Property Leases. All right, title and interest in and to the Real Property Leases, including that TGT agrees to sell to Purchaser and Purchaser agrees to purchase from TGT, upon the terms and conditions set forth in this Agreement, free and clear of any Encumbrances other than Permitted Encumbrances, all right, title and interest in and to that certain office building lease between 112th Bellevue Associates, LLC, as Landlord and TGT, as tenant for suites 340 and 350 at 1100 112th Avenue NE, Bellevue, Washington, dated January 28, 2010 as amended by that certain first amendment to lease dated October 1, 2010, and that certain second amendment to lease dated November 14, 2011 (the “Bellevue Lease”).

(k) Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include: (i) cash of Sellers or their respective Subsidiaries; (ii) Sellers’ corporate or limited liability company organizational records, minute books and income Tax returns; (iii) any assets of Sellers that are used exclusively in businesses of Sellers other than the Technology Solutions Segment; (iv) the assets of Sellers described on SECTION 2.1(k)(iv) of the Disclosure Schedule, which are used by or otherwise related to the Technology Solutions Segment, but which are primarily used by or held for use in the other retained businesses of Sellers; (v) any of the rights of Sellers under this Agreement, the Transaction Documents or any other ancillary agreements entered into in connection with the transactions contemplated hereby; (vi) any real property or interests therein other than the Real Property Leases; (vii) those Patents or Trademarks of Sellers listed on SECTION 2.1(k)(vii) of the Disclosure Schedule, (viii) the assets of any Benefit Plan and (ix) those other assets of Sellers described on SECTION 2.1(k)(ix) of the Disclosure Schedule (collectively the “Excluded Assets”).

SECTION 2.2. Purchase Price. At the Closing, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements of Sellers, the Holder and the Shareholder Trust contained herein, Sellers shall sell to Purchasers, and Purchasers shall purchase from Sellers, all of the Purchased Assets for an aggregate amount equal to (a) Eighty Million Forty Five Thousand and 00/100 Dollars ($80,045,000.00), less (b) the amount, if any, by which Target Working Capital exceeds the Estimated Closing Working Capital, plus (c) the amount, if any, by which Estimated Closing Working Capital exceeds Target Working Capital (the result of clauses (a) through (c), the “Purchase Price”). At Closing, the amount of Estimated Closing Working Capital shall be determined based on the Estimated Closing Date Certificate delivered pursuant to SECTION 2.4. The Purchase Price shall be paid in accordance with SECTION 2.3.
SECTION 2.3. Payment of Purchase Price. At the Closing, or if the Closing occurs on a day other than a Business Day or on a Business Day but after the wire transfer deadline for such Business Day, then on the next Business Day, Purchaser shall pay or cause to be paid, an aggregate amount equal to the Purchase Price, which shall be payable in accordance with the Funds Flow Memorandum as follows:
(a)     First, pay an aggregate amount equal to the amount of the Debt in such amount, if any, as is required to discharge the Debt in full;
(b)     Second, pay the amount payable by Sellers under the UIE Agreement;
(c)     Third, pay an aggregate amount equal to the amount of the Third-Party Expenses listed on the Funds Flow Memorandum;

(d)     Fourth, pay an aggregate amount equal to the amount of the Change of Control Payments listed on the Funds Flow Memorandum;
(e)     Fifth, pay to TGT an aggregate amount equal to the amount of the Purchase Price allocated to TGT in exchange for the purchase of the TGT Purchased Assets and the assumption of the Assumed Liabilities assigned by TGT; and
(f)     Finally, pay to TGI an aggregate amount equal to the amount of the Purchase Price allocated to TGI in exchange for the purchase of the TGI Purchased Assets and the assumption of the Assumed Liabilities assigned by TGI.
SECTION 2.4. Estimated Closing Date Certificate. One (1) Business Day prior to the Closing, TGI will furnish to Purchaser a certificate signed by the chief executive officer of Sellers (the “Estimated Closing Date Certificate”) setting forth a good faith estimate of (a) Estimated Closing Working Capital, including underlying support for the calculation, (b) the aggregate amount of Debt, (c) the aggregate amount of Change of Control Payments, (d) the aggregate amount of Third-Party Expenses, (e) the Purchase Price, (f) the amount of the accounts receivable and other assets set forth on SECTION 2.1(c) of the Disclosure Schedule as of the Closing Date and (g) the amount of the Assumed Liabilities set forth on SECTION 2.7 of the Disclosure Schedule as of the Closing Date, in each case, calculated in accordance with this Agreement.
SECTION 2.5. Reserved.
SECTION 2.6. Assumed Contracts.
(a) At the Closing, TGI shall assign and Purchaser shall assume and perform as of the Closing Date only the Assumed Contracts to which TGI is a party; provided, however, that Purchaser shall only be obligated for Purchaser’s own future performance under such Assumed Contracts and Purchaser shall not be obligated for any Liabilities under the Assumed Contracts to the extent that such Liabilities arise out of or relate to a breach by TGI of such Assumed Contracts prior to Closing.
(b) At the Closing, TGT shall assign and Sub shall assume and perform as of the Closing Date only the Assumed Contracts to which TGT is a party; provided, however, that Sub shall only be obligated for Sub’s own future performance under such Assumed Contracts and Sub shall not be obligated for any Liabilities under the Assumed Contracts to the extent that such Liabilities arise out of or relate to a breach by TGT of such Assumed Contracts prior to Closing. Also at the Closing, TGT shall assign and Purchaser shall assume and perform as of the Closing Date only the Bellevue Lease; provided, however, that Purchaser shall only be obligated for Purchaser’s own future performance under the Bellevue Lease and Purchaser shall not be obligated for any Liabilities under the Bellevue Lease to the extent that such Liabilities arise out of or relate to a breach by TGT of the Bellevue Lease prior to Closing.
SECTION 2.7. Assumed Liabilities. At the Closing, Purchaser shall only assume those liabilities of TGI and Sub shall only assume those liabilities of TGT (the “Assumed Liabilities”) as are described on SECTION 2.7 of the Disclosure Schedule.

SECTION 2.8. Excluded Liabilities. Purchasers shall not assume or be obligated to pay, perform or otherwise discharge any Excluded Liabilities. Sellers shall be solely responsible for the payment, performance and discharge of the Excluded Liabilities.
SECTION 2.9. Allocation of Purchase Price. Purchaser shall provide to Sellers a draft allocation of the Purchase Price plus the value of any Assumed Liabilities (to the extent properly taken into account for income Tax purposes) among the Purchased Assets no later than seventy-five (75) days following the Closing, which shall be prepared by Purchaser in accordance with the methodology set forth on Exhibit C. The parties shall cooperate in good faith to agree on such allocation for a period of fifteen (15) days after Purchaser delivers the draft allocation. If Sellers and Purchaser are unable to agree upon the allocation of the Purchase Price within fifteen (15) days, then Sellers and Purchaser shall submit the items in dispute to PricewaterhouseCoopers LLP or if such firm is unable or unwilling to act, an independent, nationally recognized accounting firm reasonably acceptable to Sellers and Purchaser, will resolve the items in dispute and determine the allocation of the Purchase Price (such firm, the “Accounting Firm”). If a Tax Return is required by applicable law to be filed or a payment of Taxes made before the Accounting Firm has resolved the disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), the Tax Return shall be filed or payment made as determined by Purchaser, and shall be amended if necessary to reflect the determination of the Accounting Firm with respect to the disputed items. The fees, costs and expenses of the Accounting Firm will be borne pro rata as between Sellers, on the one hand, and Purchaser, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items in relation to the claims made by Sellers and Purchaser, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. The allocation as agreed to by the parties or determined by the Accounting Firm shall be adhered to for Tax purposes in all Tax Returns and governmental statements and filings of the parties, unless otherwise required by a Tax Authority.
SECTION 2.10. Withholding. Notwithstanding any other provision of this Agreement, Purchasers shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any other applicable legal requirement, and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
SECTION 2.11. License to Purchasers. Effective upon the Closing, Sellers hereby grant to Purchasers and their respective Affiliates a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, worldwide license under all Intellectual Property Rights Controlled by Sellers (other than those Intellectual Property Rights transferred to Purchaser as Purchased Assets) that are embodied by, or that would, absent a license, be infringed by any Exploitation of the Purchased Assets or the continuation of the Technology Solutions Segment following the Closing, to Exploit the Purchased Assets and to continue the business of the Technology Solutions Segment. The foregoing license shall be sublicensable and transferable by Purchasers in connection with the Exploitation of the Purchased Assets and as provided in SECTION 12.7. For the avoidance of doubt, this SECTION 2.11 does not: (a) expand the Purchased Assets or Sellers’ delivery obligations with respect to the Purchased Assets; (b) grant Purchasers any rights in TGI’s Intellectual Property Rights not licensed to Purchasers; or (c) waive any right of TGI to enforce the TGI Intellectual Property Rights not licensed to Purchasers against Purchasers.
ARTICLE III
CLOSING
SECTION 3.1. Closing. The Closing shall be held at the offices of Kerr, Russell and Weber, PLC, 500 Woodward Avenue, Suite 2500, Detroit, Michigan, at 10:00 a.m. local time (or such other time as the parties may otherwise agree), or remotely via the exchange of executed documents and other closing deliverables within two (2) Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date upon which the Closing occurs is referred to as the “Closing Date,” and the Closing will be effective as of the close of business on the day before the Closing Date (the “Effective Time”).
SECTION 3.2. Closing Deliveries by Purchasers. At the Closing, Purchasers shall deliver or cause to be delivered to Sellers:
(a) an assignment and assumption of the Assumed Liabilities in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), executed by Purchasers;
(b) non-competition agreements in substantially the form attached hereto as Exhibit E (the “Non-Competition Agreements”), executed by Purchaser;
(c) a transition services agreement with Sellers, in the form attached hereto as Exhibit F (the “Transition Services Agreement”), executed by Purchasers;
(d) the Key Employee Agreements, executed by Purchaser;
(e) The Sprint Consent and Toyota Consent, executed by Purchaser; and
(f) Such further instruments and documents as may be required to be delivered by Sellers pursuant to the terms of this Agreement or as may be reasonably requested by Sellers in connection with the Closing of the transactions contemplated hereby.
SECTION 3.3. Closing Deliveries by Sellers and the Shareholder Trust. At the Closing, Sellers and the Shareholder Trust, as the case may be, shall deliver to Purchasers:
(a) all tangible assets within the Purchased Assets not physically located on the premises of the Leased Real Property, in the manner and form and to the locations specified by Purchaser;
(b) the Assignment and Assumption Agreement, executed by Sellers;

(c) an assignment of certain Intellectual Property in the form attached hereto as Exhibit G (the “IP Assignment Agreements”), executed by Sellers;
(d) the Key Employee Agreements, executed by the Key Employees;
(e) the Non-Competition Agreements, executed by Sellers, the Shareholder Trust, the Holder, Paul Sciame and Jonas Nicholson;
(f) the Transition Services Agreement, executed by Sellers;
(g)     the Sprint Consent and the Toyota Consent, executed by TGI and Sprint/United Management Company (in the case of the Sprint Consent) and Toyota Motor Sales, U.S.A. (in the case of the Toyota Consent);
(h) The Sprint Amendment, executed by TGI and Sprint United Management Company;
(i) the limited power of attorney in the form of Exhibit H;
(j) a legal opinion of counsel to Sellers and the Shareholder Trust in the form attached hereto as Exhibit I (the “Legal Opinion”);
(k) a bill of sale for all of the tangible assets of Sellers included in the Purchased Assets in the form of Exhibit J (the “Bill of Sale”), executed by Seller;
(l) long form certificates dated as of a date not more than five (5) Business Days prior to the Closing Date as to the good standing of Sellers and tax status letters as to Sellers issued by the Michigan Department of Treasury (the “Good Standing Certificates”);
(m) a Joint Secretary’s Certificate in the form of Exhibit K (the “Secretary’s Certificate”);
(n) the consents identified on Exhibit L (the “Material Consents”);
(o) the UIE Membership Interest Purchase Agreement, and each exhibit thereto, in the form of Exhibit M (the “UIE Agreement”), each executed by UIEvolution, Inc. and Sellers;
(p) a properly executed statement from Sellers for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(b)(2) in the form of Exhibit N (the “FIRPTA Certificate”);
(q) the Required Financials, and a letter from Sellers’ independent registered public accounting firm to the effect that they know of no reason why such accounting firm would not deliver consent to file the Required Financials with the SEC or incorporate the Required Financials into a registration statement or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Purchaser’s securities;
(r) a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to evidence the release of all Encumbrances identified in Schedule 4.16 of the Disclosure Schedule;
(s) such bills of sale, assignments (including for Intellectual Property Rights), certificates of title, UCC termination statements and other discharge documents reasonably requested by Purchaser in order to effectuate the transfer of marketable title to the Purchased Assets, free of all Encumbrances to the Purchasers;
(t) the pay-off letters in respect to the Debt to be discharged as of Closing (the “Pay-Off Letters”);
(u) evidence to the reasonable satisfaction of Purchaser of the termination of the Contracts identified on Exhibit O;
(v) the duly and validly executed certification of trust from the Shareholder Trust in the form of Exhibit P;
(w) copies of approvals required to be obtained by Sellers from Governmental Authorities; and
(x) such further instruments and documents as may be required to be delivered by Purchasers pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser in connection with the Closing of the transactions contemplated hereby.
SECTION 3.4. Delivery of Software and Technology. To the maximum extent practicable, all Software and Technology to be delivered hereunder shall be delivered by electronic means in a manner specified by Purchaser. Sellers shall not retain in its possession or control any Software or Technology within the Purchased Assets, or any copy thereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE SHAREHOLDER TRUST
Sellers and the Shareholder Trust, jointly and severally, make the following representations and warranties to Purchasers as of the date of this Agreement and as of the Effective Time, as though made at the Effective Time, except as noted in the schedules delivered by Sellers to Purchaser concurrently herewith and identified by Section reference as subject to the “Disclosure Schedule.” Any matter set forth in any section of the Disclosure Schedule shall be deemed to be referred to and incorporated in all other sections of the Disclosure Schedule to which such matter’s application or relevance to a representation or warranty in any other section of this Agreement is reasonably apparent on its face. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for purposes of this Agreement. Nothing in the Disclosure Schedule hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.
SECTION 4.1. Non-Contravention; Approvals.
(a) Except as disclosed in SECTION 4.1(a) of the Disclosure Schedule, the execution and delivery by Sellers of this Agreement and the Transaction Documents and the performance of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, articles of organization, bylaws or operating agreement of Sellers; (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any Contract to which any of Sellers is a party and that is related to the Technology Solutions Segment, or by which any of their respective assets may be bound or affected with respect to or otherwise related to the Technology Solutions Segment; or (iii) result in a material violation of any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to any Seller or any of their respective assets used in, related to or otherwise necessary for the operation of the Technology Solutions Segment.
(b) Except as disclosed in SECTION 4.1(b) of the Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority or other Person is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by Sellers or the performance by any Seller of the transactions contemplated by this Agreement and the Transaction Documents.
SECTION 4.2. Corporate Organization and Authority.
(a) TGI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and used in, related to or otherwise necessary for the operation of the Technology Solutions Segment, and to carry on its business as currently conducted with respect to the Technology Solutions Segment.
(b) TGT is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as currently conducted and as currently contemplated to be conducted.

(c) Sellers are each duly qualified to do business and are in good standing in every jurisdiction in which such qualification, licensing or admission is necessary because of the nature of the property owned, leased or operated by Sellers in connection with operation of the Technology Solutions Segment or the nature of the Technology Solutions Segment conducted by Sellers, except where the failure to do so would not cause a Business Material Adverse Effect.
(d) Sellers have all requisite corporate or limited liability company power and authority to enter into this Agreement and each Transaction Document to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. The board of directors and shareholders of TGI and the board of managers and members of TGT have unanimously (i) adopted this Agreement and the Transaction Documents and approved their execution and delivery and the consummation of the transactions contemplated hereby and thereby; and (ii) determined that this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby are in the best interests of the shareholders of TGI and the members of TGT. The execution and delivery of this Agreement and the Transaction Documents to which any Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Sellers and no other corporate proceedings on the part of Sellers are necessary to authorize the execution and delivery of this Agreement and the Transaction Documents to which any Seller is a party or to consummate the transactions contemplated hereby.
(e) This Agreement and each Transaction Document to which any Seller is a party has been duly executed and delivered by such Seller and, assuming due execution and delivery by Purchasers, constitutes a valid and binding obligation of Sellers, enforceable against each such Seller in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting the rights of creditors generally and general equitable principles (whether considered in a Proceeding in equity or at Law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any Proceeding may be brought.
SECTION 4.3. Subsidiaries, Equity Investments; Capitalization.
(a) Each Subsidiary of Sellers is listed on SECTION 4.3(a) of the Disclosure Schedule. Except as disclosed in SECTION 4.3(a) of the Disclosure Schedule, Sellers do not own, directly or indirectly, any equity interest in a Subsidiary or in any other Person. No Subsidiary of Sellers (other than TGT) is or has ever been engaged, directly or indirectly, in the business or any part of the business of the Technology Solutions Segment or held any assets or other rights used in or held for use in the business or any part of the business of the Technology Solutions Segment.
(b) The Shareholder Trust is the owner of record of all of the outstanding equity securities of TGI. The Holder is the sole trustee of the Shareholder Trust.
SECTION 4.4. Financial Statements.
(a) SECTION 4.4(a) of the Disclosure Schedule contains the Combined Balance Sheet of the Technology Solutions Segment as of December 31, 2012 (the “Current Balance Sheet”) and

the Combined Results of Operations, Combined Statement of Changes in Owners’ Net Investment and Combined Statement of Cash Flows of the Technology Solutions Segment for the year ended December 31, 2012 (together with the Current Balance Sheet, the “TSS Financial Statements”). Sellers have delivered to Purchasers unaudited financial statements consisting of the balance sheet of the Technology Solutions Segment as at April 30, 2013 and the related results of operations for the four-month period then ended (the “Interim Financial Statements”). Except as set forth therein, the TSS Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and shall present fairly in all material respects, the financial position and results of operations of the Technology Solutions Segment as of the respective dates and during the respective periods indicated therein, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those presented in the TSS Financial Statements).
(b) Sellers maintain accurate books and records related to the Technology Solutions Segment and reflecting the assets and liabilities of the Technology Solutions Segment and maintain proper and adequate internal accounting controls which provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the TSS Financial Statements and the Interim Financial Statements in accordance with GAAP and to maintain accountability for the consolidated assets of the Technology Solutions Segment; (iii) accounts, notes and other receivables and Inventory are recorded accurately in all material respects, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (iv) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Technology Solutions Segment. As of the date of this Agreement, to the Knowledge of Sellers, (x) there are no significant deficiencies in the design or operation of Sellers internal control over financial reporting which could adversely affect in any material respect Sellers’ ability to record, process, summarize and report financial data or material weaknesses in such internal control over financial reporting and (y) there has been no fraud, whether or not material, that involved management or other employees of Sellers who have a significant role in Sellers’ internal control over financial reporting.
SECTION 4.5. Liabilities.
(a) There are no Liabilities which are required to be reflected or reserved against by Sellers in connection with the Technology Solutions Segment, except for Liabilities: (i) reflected or reserved against in the TSS Financial Statements, (ii) disclosed in SECTION 4.5(a)(ii) of the Disclosure Schedule; (iii) incurred since the date of the Current Balance Sheet in the Ordinary Course of Business; and (iv) incurred under the Transaction Documents.
(b) SECTION 4.5(b) of the Disclosure Schedule lists all Indebtedness of Sellers related to the Technology Solutions Segment (the “Debt”), including any interest due as of the Closing Date thereon.
SECTION 4.6. Absence of Certain Changes or Events. Except as set forth in SECTION 4.6 of the Disclosure Schedule, or as contemplated by this Agreement, since December 31, 2011,

Sellers have operated the Technology Solutions Segment only in the Ordinary Course of Business and there has not been, occurred or arisen any:
(a) Business Material Adverse Effect;
(b) amendment to the articles of organization or operating agreement of Company, except as expressly provided for in this Agreement, or action or failure to take any action in violation of the articles of organization or operating agreement of Company;
(c) entry into or amendment of any agreements pursuant to which any Seller (i) transfers or licenses exclusively to any person any Intellectual Property Rights, or (ii) otherwise grants to any Person exclusive rights in any Intellectual Property Rights;
(d) sale, assignment, transfer, lease, license or other disposition of, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any of the properties, rights or assets of Sellers used in, related to or otherwise necessary for the Technology Solutions Segment to any Person (including to Sellers, but excluding sales of products and services in the Ordinary Course of Business), or the imposition of any Encumbrance (other than Permitted Encumbrances) on, any properties or assets that are material, individually or in the aggregate, to the Technology Solutions Segment;
(e) any pre-payment of royalties or engineering service fees under an understanding that permits a credit or creates a service delivery obligation to be fulfilled at a future date;
(f) except for borrowings under existing agreements in the Ordinary Course of Business, incurrence by Sellers of any Indebtedness, or guarantee of any such Indebtedness with respect to the Technology Solutions Segment;
(g)amendment, modification, termination, extension or removal of the terms of any Assumed Contract;
(h) reduction in the amount of any insurance coverage of Sellers provided by existing insurance policies other than upon the expiration of any such policy;
(i) waiver or release of any material right or claim of Sellers for the benefit of or otherwise related to the Technology Solutions Segment, including any write-off or other compromise of any account receivable of the Technology Solutions Segment;
(j) acquisition by any Seller or agreement to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to the Technology Solutions Segment, taken as a whole;
(k) any adoption of or change in any material Tax election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any

Tax claim or assessment in each case to the extent such action would affect the Purchased Assets or the operation of the Technology Solutions Segment;
(l) revaluation of any of the assets of the Technology Solutions Segment (whether tangible or intangible), including writing down the value of Inventory or writing off notes or accounts receivable;
(m) settlement or agreement to settle any pending or threatened Proceeding or payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Technology Solutions Segment), other than payments, discharges or satisfactions in the Ordinary Course of Business of liabilities reflected or reserved against in the Current Balance Sheet or arising in the Ordinary Course of Business since the date of the Current Balance Sheet;
(n) commencement or settlement of any lawsuit by any Seller related to the Technology Solutions Segment, the commencement, settlement, notice or, to the Knowledge of Sellers, threat of any lawsuit or Proceeding or other investigation against any Seller related to the Technology Solutions Segment, or, to the Knowledge of Sellers, any reasonable basis for any of the foregoing;
(o) capital expenditure, addition, improvement or commitment (or series of related capital expenditures or commitments) by any Seller for or on behalf of the Technology Solutions Segment involving more than $10,000;
(p) material change to the manner in which warranties, discounts and credits to customers are provided by the Technology Solutions Segment;
(q) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Technology Solutions Segment, except as required by GAAP;
(r) adoption or amendment of any Benefit Plan, including any indemnification agreement or entry into or amendment of any agreements with Employees; declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any director, manager officer or other Employee, written communications (including electronic communications) to Employees regarding this Agreement or the transactions contemplated hereby; representations or communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Purchaser;
(s) claims or matters raised by any individual, Governmental Authority, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to any Seller;

(t) hiring or termination of any Employee, promotion, demotion or other change to the employment status or title of any officer of the Technology Solutions Segment or resignation or removal of any director of TGI or member of the board of managers of TGT;
(u) transaction by any Seller related to the Technology Solutions Segment other than in the Ordinary Course of Business;
(v) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Technology Solutions Segment (whether or not covered by insurance);
(w) loan by any Seller for or related to the Technology Solutions Segment to any Person, or purchase by any Seller for or related to the Technology Solutions Segment of any debt securities of any Person, except for advances to employees for travel and business expenses in the Ordinary Course of Business in an amount not to exceed $10,000 in any one case or $25,000 in the aggregate; or
(x) agreement by any Seller to do any of the things described in the preceding clauses (a) through (w) of this SECTION 4.6 with respect to the Technology Solutions Segment (other than negotiations with Purchasers and their representatives regarding the transactions contemplated by this Agreement).
SECTION 4.7. Tax Matters. Except as disclosed in SECTION 4.7 of the Disclosure Schedule:
(a) All Tax Returns required to be filed with any Tax Authority by or with respect to any Seller have been timely filed in accordance with applicable Law, and all such Tax Returns were true, correct and complete in all material respects. All Taxes required to be paid by or with respect to any Seller, whether or not shown as due and payable on such Tax Returns, have been timely paid to the appropriate Tax Authority.
(b) Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and have timely remitted such withheld amounts to the appropriate Tax Authority.
(c) Sellers have made available to Purchaser and its advisors complete and correct copies of (i) all federal and state income, franchise or other material Tax Returns of or with respect to any Seller for the taxable periods beginning after December 31, 2008; and (ii) any audit report issued within the last three (3) years related to Taxes due from or with respect to any Seller.
(d) All deficiencies asserted or assessments made as a result of any examinations by any Tax Authority of the Tax Returns of or with respect to any Seller have been fully paid, and there are no other audits or investigations by any Tax Authority in progress, nor has any Seller received any notice from any Tax Authority that it intends to conduct such an audit or investigation. Neither Seller has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax of or with respect to such Seller.

(e)     No adjustment relating to any Tax Return filed by or with respect to the Technology Solutions Segment has been proposed in writing by any Tax Authority. No claim has ever been made by a Tax Authority in a jurisdiction where Tax Returns are not filed by or with respect to the Technology Solutions Segment that any Seller (with respect to the Technology Solutions Segment) is or may be subject to taxation by that jurisdiction.
(f)     There are no liabilities for unpaid Taxes of or with respect to the Technology Solutions Segment as of the date of the Current Balance Sheet which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither Seller with respect to the Technology Solutions Segment has incurred any liability for Taxes since the date of the Current Balance Sheet other than in the Ordinary Course of Business.
(g)     There are (and immediately following the Closing there will be) no Encumbrances on the Purchased Assets relating to or attributable to Taxes, other than Encumbrances for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance for Taxes on the Purchased Assets or for which Purchaser or Sub would become liable as a result of the transactions contemplated by this Agreement.
SECTION 4.8. ERISA and Employee Benefits.
(a) SECTION 4.8(a) of the Disclosure Schedule contains a true and complete list of each Benefit Plan, each Employee Agreement under each Benefit Plan, and each Employee Agreement. There are no plans or obligations of Sellers or any ERISA Affiliate of Sellers to change or otherwise modify any existing Benefit Plan or program or to establish any new Benefit Plan or program.
(b) Each Benefit Plan is, and its administration (including with respect to reporting and disclosure) is and at all times in the past has been in compliance, in all material respects with, and neither Seller has received any claim or notice that any such Benefit Plan is not in compliance with, in all material respects, the terms of the applicable Benefit Plan, ERISA, the Code (including all tax rules compliance with which is required for any intended favorable tax treatment) or any and all other applicable Laws.
(c) All contributions, premiums and other payments required by Law or any Benefit Plan to have been made under any such Benefit Plan have been made by the due date thereof.
(d) At no time have Sellers or any ERISA Affiliate of Sellers: (A) had any obligation to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA, (B) maintained, sponsored or contributed to a pension plan subject to Title IV of ERISA or Section 412 of the Code, or (C) withdrawn in any complete or partial withdrawal from any “multiemployer plan” as defined in Section 3(37) of ERISA; and, if Sellers and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, none of Sellers or any ERISA Affiliate would incur any withdrawal liability. No current Employee participates in any retirement plan of any Seller or any of their respective Affiliates that is subject to Title IV of ERISA or Section 412 of the Code.
(e) There is no Proceeding pending, or to the Knowledge of Sellers, threatened, alleging any breach of the terms of any Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Benefit Plan.
(f) Neither Seller is in default in performing any of its contractual obligations under any Benefit Plan or any related trust agreement or insurance Contract.
(g) Sellers have made available to Purchaser true, correct and complete copies of all Plans and Employee Agreements.
(h) Company is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.
(i) No Benefit Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither Seller has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.
(j) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination or opinion letter with respect to its qualified status under the Code and there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan.
(k) Each nonqualified deferred compensation (as defined in Section 409A(d)(1) of the Code) of Sellers with respect to participation of any current Employee, has been maintained and operated in compliance with Section 409A of the Code and all applicable guidance issued with respect thereto.
(l) With the exception of payments due pursuant to Seller’s Phantom Stock Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase benefits provided by any Benefit Plan, (iv) result in the acceleration of the time of payment or vesting of any such benefits provided by any Benefit Plan except as required under Section 411(d)(3) of the Code or (v) result in any payments that would not be deductible under Section 280G.
SECTION 4.9. Employees and Consultants. SECTION 4.9 of the Disclosure Schedule sets forth, as of the date of this Agreement: (a) the names of all current Employees (including part-time Employees and temporary Employees), current leased employees, current independent contractors and current consultants of the Technology Solutions Segment; (b) their respective hire dates, base salaries or wages, target incentive compensation, vacation/paid time off accrual, dates of employment (or, for consultants and independent contractors, dates of retention), job location, and title; (c) disclosure of whether they are on leave of absence, and if so, the expected return to work date; and (d) exempt or non-exempt status for purposes of overtime entitlement under relevant federal, state or local Law.
SECTION 4.10. Employee Matters.
(a) Sellers, with respect to any Employee employed by it, is in compliance with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, (ii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations (other than routine payments to be made in the Ordinary Course of Business).
(b) There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Sellers, threatened or reasonably anticipated against any Seller or any of their Employees relating to any Employee, agreement with Employees or Benefit Plan. There are no pending, or to the Knowledge of Sellers, threatened, or reasonably anticipated claims or actions against any Seller or any Seller trustee that could reasonably be anticipated to affect an Employee, under any worker’s compensation policy or long-term disability policy. The services provided by the Employees are terminable at the will of any Seller and any such termination would result in no liability to Sellers. SECTION 4.10(b) of the Disclosure Schedule lists all liabilities of Sellers to any Employee, that results from the termination by any Seller of such Employee’s employment or provision of services, a change of control of any Seller, or a combination thereof. Neither Seller has any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an Employee, any Employee leased from another employer or any Employee currently or formerly classified as exempt from overtime pay. To the Knowledge of Sellers, no Employee listed on SECTION 4.9 of the Disclosure Schedule intends to terminate his or her employment for any reason.
SECTION 4.11. Labor Relations. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against any Seller is pending, or to the Knowledge of Sellers,

threatened, or reasonably anticipated. Sellers have no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Sellers, threatened, or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither Seller has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Seller is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to the Employees and no collective bargaining agreement is being negotiated by Sellers with respect to the Employees. Neither Seller has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.
SECTION 4.12. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Sellers, Shareholder Trust, or to the Knowledge of Sellers, any director, officer, member, manager employee or consultant of any Seller, that would impact Purchaser or Sub following the execution of this Agreement and the transactions contemplated hereby, that has, or would reasonably be expected to, interfere with (i) such Person’s efforts to promote the interests of the Technology Solutions Segment; (ii) the conduct of the business of the Technology Solutions Segment; (iii) the ability of any Seller (or to the Knowledge of Sellers, Purchaser or Sub after the Closing) to transact business in any material market, field or geographical area or with any person related to the Technology Solutions Segment; or (iv) the ability of any Seller (or to the Knowledge of Sellers, Purchaser or Sub after the Closing) to compete with any Person. Without limiting the generality of the foregoing, neither Seller has entered into any agreement under which such Seller is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market related to the Technology Solutions Segment.
SECTION 4.13. Litigation.
(a)     There is no private or governmental action, suit, claim, proceeding, audit, investigation, mediation, arbitration or, to the Knowledge of Sellers, investigation (each, a “Proceeding”), pending before any Governmental Authority (or, to the Knowledge of Sellers, threatened) against any Seller related to the Technology Solutions Segment, its properties, or, to the Knowledge of Sellers, against any of their respective officers or directors (in their capacities as such), nor, to the Knowledge of Sellers, is there any reasonable basis therefor.
(b)     There is no Proceeding pending or, to the Knowledge of Sellers, threatened that: (i) challenges any right, title or interest of any Seller in, to or any of the TSS Intellectual Property; (ii) alleges any infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by any Seller of Intellectual Property Rights of any other person that could impact the TSS Intellectual Property; (iii) alleges a violation of any person’s privacy, publicity, or personal information or data rights by any Seller in connection with such

Seller’s conduct of the business of the Technology Solutions Segment; or (iv) that the business of the Technology Solutions Segment constitutes unfair competition or trade practices under the laws of any jurisdiction.
(c) There is no judgment, decree or order against any Seller or, to the Knowledge of Sellers, against any of its respective directors, managers or officers (in their capacities as such), that: (i) restricts in any manner the use, transfer or licensing by any Seller of any right or interest of such Seller in any TSS Intellectual Property; (ii) affects the validity, use or enforceability any TSS Intellectual Property; (iii) restricts in any manner the Technology Solutions Segment’s practices relating to privacy, data protection, collection, storage, onward transfer and use of personally identifiable information and other financial information; or (iv) would have a Business Material Adverse Effect.
(d) No Governmental Authority has at any time challenged or, to the Knowledge of Sellers, questioned the legal right of any Seller to conduct the business of the Technology Solutions Segment as presently or previously conducted or as currently contemplated to be conducted.
(e) There is no Proceeding of any nature pending or, to the Knowledge of Sellers, threatened, against any individual or entity who has a contractual right or a right pursuant to Law to indemnification from Sellers related to facts and circumstances existing with the Technology Solutions Segment prior to the Effective Time, nor are there, to the Knowledge of Sellers, any facts or circumstances that could reasonably give rise to such Proceeding.
SECTION 4.14. Compliance with Laws. Except as set forth on SECTION 4.14 of the Disclosure Schedule, Sellers with respect to the operation of the Technology Solutions Segment are in compliance in all material respects with all applicable Laws and Orders. No notice, charge or assertion has been received by Sellers or, to the Knowledge of Sellers, threatened against any Seller alleging any violation of any of the foregoing as related to the Technology Solutions Segment. No material investigation or review or civil penalty claims by any Governmental Authority with respect to any Seller with respect to the Technology Solutions Segment is pending or, to the Knowledge of Sellers, threatened.
SECTION 4.15. Permits.
(a)     Sellers have obtained all material Permits necessary to conduct the Technology Solutions Segment as presently conducted by Sellers and to operate and own the assets used in connection with the Technology Solutions Segment (those Permits related to the operation of the Technology Solutions Segment or the ownership of such assets, the “Business Permits”). SECTION 2.1(f) of the Disclosure Schedule contains a true and complete list of all Business Permits of Sellers. Sellers have complied with all terms and conditions of the Business Permits.
(b)     There is no pending or, to the Knowledge of Sellers, threatened, before any Governmental Authority, any material Proceeding, notice of violation, order of forfeiture or complaint or investigation against any Seller relating to any Business Permit. The actions of the applicable Governmental Authorities granting the Business Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of

Sellers, threatened, any application, petition, objection or other pleading with any Governmental Authority which challenges or questions the validity of or any rights of the holder under any Business Permit.
(c) Neither Seller has received any notice that it has at any time been, in default in any material respect (or with the giving of notice or lapse of time or both, would be in default) under any Business Permit and no event exists or has occurred which constitutes, nor is there any event that with notice or lapse of time, or both, would constitute, a breach, violation or default under any Business Permit or under any applicable Laws.
SECTION 4.16. Title to Assets. Except as set forth in SECTION 4.16 of the Disclosure Schedule, Sellers (taken as a whole) have good title to all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and at Closing Sellers will collectively transfer to Purchasers good title to all of such assets free and clear of all Encumbrances other than Permitted Encumbrances.
SECTION 4.17. Sufficiency of Assets. The Purchased Assets, together with those assets of third parties used by Sellers in the Technology Solutions Segment pursuant to valid leases, licenses, Contracts, bailment’s or similar arrangements that are listed in SECTION 2.1(e) of the Disclosure Schedule as Assumed Contracts, comprise all of the tangible and intangible assets, properties and rights of every type and description (other than real property) used in or held by Sellers for the conduct of the Technology Solutions Segment as presently conducted and as presently contemplated by Sellers to be conducted, regardless of whether Sellers or their respective Subsidiaries have valid leases, licenses, Contracts, bailment’s or similar arrangements with respect thereto.
SECTION 4.18. Insurance. SECTION 4.18 of the Disclosure Schedule sets forth a complete and correct list of all insurance policies held by or on behalf of any Seller in connection with or for the benefit of the Technology Solutions Segment and the directors, executive officers and managers thereof, and a brief description of such policies, including the names and addresses of the insurers, the principal insured and each named insured, the policy number and period of coverage, the expiration dates, the annual premiums and payment terms, a brief description of the interests insured by such policies and the amount of any deductible. Sellers have delivered to Purchaser complete and correct copies of all such policies together with (i) all riders and amendments thereto and (ii) if completed, the applications for each of such policies. All the insurance policies listed on SECTION 4.18 of the Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy. There is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. The insurance policies referred to in this SECTION 4.18 will remain in full force and effect and will not in any way be affected by or terminate by reason of, any of the transactions contemplated by this Agreement or any of the Transaction Documents. No Seller has maintained, established, sponsored, participated in or contributed to any self-insurance plan.
SECTION 4.19.     Assumed Contracts.

(a) Other than the Contracts identified on SECTION 2.1(k)(ix) of the Disclosure Schedule, there are no Contracts used in or held for use in the conduct of the Technology Solutions Segment other than the Assumed Contracts.
(b) With respect to each Assumed Contract: (i) such Assumed Contract is in full force and effect as of the date hereof and constitutes a legal, valid and binding agreement of TGI or TGT, as applicable, and Sellers do not have any Knowledge that any Assumed Contract is not a legal, valid and binding agreement of any other party thereto, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a Proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); (ii) there is no dispute regarding the scope of such Assumed Contract or performance under such Assumed Contract including with respect to any payments to be made or received by any Seller thereunder; and (iii) (A) to the Knowledge of Sellers, no party to such Assumed Contract is in material breach or material default of such Assumed Contract, and (B) no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by any Seller under such Assumed Contract, or would permit the modification or premature termination of such Assumed Contract by any other party thereto.
(c) Sellers have delivered to Purchaser and made available to Purchaser’s advisors in a data room, complete and accurate copies of each Assumed Contract and all amendments or modifications thereto that exist as of the date of this Agreement.
SECTION 4.20. Accounts Receivable. All accounts receivable that were generated from or pertain to the Technology Solutions Segment are reflected on SECTION 2.1(c) of the Disclosure Schedule and are bona-fide and have been recorded in accordance with GAAP, subject to reserves for uncollectibility.
SECTION 4.21. Intellectual Property.
(a)     SECTION 2.1(d) of the Disclosure Schedule sets forth a list of all material TSS Intellectual Property (other than trade secrets, know-how and goodwill attendant to the Intellectual Property and other Intellectual Property Rights not reducible to schedule form), but including all TSS Intellectual Property Rights that are Registered IPR). All Registered IPR listed on SECTION 2.1(d) of the Disclosure Schedule is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and is not subject to any unpaid maintenance fees or taxes or actions falling due within one hundred twenty (120) days after the date hereof.
(b)     Except as set forth in SECTION 4.21(b) of the Disclosure Schedule, TGI is the sole and exclusive owner of all right, title and interest in and to all TSS Technology and TSS Intellectual Property Rights, free and clear of all Encumbrances, and all TSS Intellectual Property Rights are, to the Knowledge of Sellers, valid and subsisting. To the Knowledge of Sellers, there are no Proceedings before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any TSS Intellectual Property Rights. Sellers have not made any misrepresentations to any Governmental

Authority in the prosecution and maintenance of any TSS Intellectual Property Rights that are Registered IPR, or otherwise impaired the enforceability of such Registered IPR through action or inaction.
(c) To the Knowledge of Sellers, none of the TSS Intellectual Property Rights are infringed upon or misappropriated by any other Person or its property.
(d) The TSS Intellectual Property and the Technology Solutions Segment (i) has not and does not infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of any other Person, and (ii) when exploited or conducted by Purchasers after the Closing in substantially the same manner as exploited or conducted by Sellers prior to the Closing or as presently contemplated to be exploited or conducted by any Seller, will not infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of any other Person, and (iii) no Seller has received any claim, any cease and desist or equivalent letter or any other notice of any allegation that any of the TSS Intellectual Property or the Technology Solutions Segment infringes upon, misappropriates or otherwise violates the Intellectual Property Rights of any other Persons. In addition, the representations of Sellers in this SECTION 4.21(d) shall continue to be true notwithstanding the expiration or any termination of any contractual rights to use the Intellectual Property of UIEvolution, Inc.
(e) All of the TSS Technology and TSS Intellectual Property Rights either were created by an Employee of Sellers within the scope of that Employee’s employment or otherwise exclusively for such Seller, such that ownership of and all such TSS Technology and TSS Intellectual Property Rights has vested exclusively in such Seller pursuant to a written agreement that has been provided to Purchaser and under which such Seller has obtained ownership of, and is the exclusive owner of, all such TSS Technology and TSS Intellectual Property Rights. Sellers have taken all steps that are reasonably required to protect their rights in confidential information and trade secrets of Sellers or provided by any other Person to any Seller, including entering into a binding proprietary information, confidentiality and assignment agreement with each of their employees, consultants and contractors, each of which have been provided to Purchaser. Sellers have not transferred ownership of or, granted any exclusive licenses to, any Intellectual Property Rights.
(f) SECTION 4.21(f) of the Disclosure Schedule lists all TSS Products that are or have been sold or offered for sale or that are currently under development. Each Seller has taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that the TSS Products are free from defects, bugs, viruses and other disabling codes that would have an adverse effect on the TSS Products, and each Seller has disclosed to Purchaser all information about material defects, bugs, viruses and other disabling codes in the TSS Products about which any Seller has Knowledge, and each has used a system and a procedure for tracking those bugs, the results of which have been shared with Purchaser and are owned by Sellers and included in the Purchased Assets.
(g) SECTION 4.21(g) of the Disclosure Schedule lists all Software and other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into, combined with, or distributed in conjunction with (including on a hosted-services or “SaaS” basis) any TSS Products or TSS Product Software (“Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. Seller’s use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any TSS Intellectual Property or obligations of Sellers with respect to any TSS Intellectual Property, including any obligation to disclose or distribute any such Technology in source code form, to license any such Technology for the purpose of making derivative works, or to distribute any such Technology without charge.
(h) SECTION 4.21(h) lists all contracts, licenses or agreements to which any of Sellers, or any Affiliate of Sellers is a party (A) related to the licensing to, or acquisition of, any third-party Intellectual Property Rights or Technology related to or used in the Technology Solutions Segment or incorporated into the TSS Products (“TSS In-Licenses”), or (B) related to the sale or licensing of any TSS Intellectual Property Rights, including any covenants not to sue thereunder (“TSS Out-Licenses”), other than non-exclusive object code-only licenses granted by Sellers in the ordinary course and provided that forms of such licenses have been provided to Purchaser. There are no contracts, licenses or agreements between any Seller on the one hand and any other Person on the other hand with respect to the TSS Intellectual Property under which there is any dispute or, to the Knowledge of Sellers, any threatened dispute regarding the scope of such agreement or performance under such agreement.
(i) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchasers, by operation of law or otherwise, of any contracts or agreements to which any of Seller, or an Affiliate of either is a party, will result, under the terms of any contract, license or agreement of any Seller, or an Affiliate of either in (A) Purchaser or Sub granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Purchaser or Sub, (B) Purchaser or Sub being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, or (C) Purchaser or Sub being obligated to pay any royalties or other amounts to any third party in excess of those payable by Purchaser prior to Closing.
(j) The Assumed Contracts when transferred to Purchaser or Sub in accordance with SECTION 2.6 or otherwise in accordance with this Agreement will confer and grant to Purchasers all rights and licenses with respect to third party Intellectual Property Rights previously licensed to any Seller under such agreements that are necessary to enable Purchaser to operate the Technology Solutions Segment following the Closing without infringing the Intellectual Property Rights or incurring any liability to such third parties; provided that no third-party Intellectual Property Rights previously licensed to any Seller under any agreements with UIEvolution, Inc. are necessary to enable Purchasers to operate the Technology Solutions Segment following the Closing without infringing the Intellectual Property Rights or incurring any liability to UIEvolution, Inc.
(k) To the Knowledge of Sellers, the conduct of the business of the Technology Solutions Segment does not, and when conducted by Purchasers after the Closing in the same manner and in the same jurisdiction will not, infringe, violate or misappropriate any valid and enforceable Intellectual Property Rights of any other Person, violate any person’s privacy, publicity, or personal information or data rights, or constitute unfair competition or trade practices under the laws of any jurisdiction.
(l) The Purchased Assets do not: (i) except as set forth on SECTION 4.21(l)(i) of the Disclosure Schedule, include any Technology that was developed by UIEvolution, Inc. or (ii) embody Intellectual Property Rights owned by UIEvolution, Inc.
SECTION 4.22. Leased Real Property.
(a) SECTION 4.22(a) of the Disclosure Schedule contains a true and correct list of the real property leased, subleased or occupied to or by any Seller and used to operate the Technology Solutions Segment (the “Leased Real Property”) and includes the parties to such lease or sublease, any amendments thereto, the expiration date of such lease or sublease and any consents, approvals or other documents necessary or required such that each lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease or sublease as of the Closing Date. Sellers have provided Purchaser with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Real Property Leases”).
(b) Sellers have never owned any real property used for the operation of the Technology Solutions Segment.
(c) Sellers have valid leasehold interests in all Leased Real Property, and in each case such Leased Real Property is free and clear of all Encumbrances other than Permitted Encumbrances.
(d) Sellers have valid and subsisting leasehold estates in and the right to quiet enjoyment of the Leased Real Property for the full term of each lease of such properties. Each lease referred to in paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms and there is no default (or any condition or event that, after notice or lapse of time or both, would constitute a default) by any Seller thereunder, or, to Knowledge of Sellers, any other party thereto. TGT currently occupies all of the Leased Real Property for the operation of Technology Solutions Segment, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.
(e) The Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Technology Solutions Segment as presently conducted therein. Neither the operation of Sellers on the Leased Real Property nor, to the Knowledge of Sellers, such Leased Real Property, violate any Laws and Orders relating to such property or operations thereon. Sellers have performed all of their obligations under any termination agreements pursuant to which such Seller has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. Neither Seller is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions with respect to the Leased Real Property or the Technology Solutions Segment, and no such commission is owed with respect to any of the Leased Real Property.

SECTION 4.23. Significant Customers and Suppliers. SECTION 4.23 of the Disclosure Schedule lists the ten (10) most significant customers of the Technology Solutions Segment, on the basis of revenues for goods sold or services provided for each of the preceding two fiscal years. SECTION 4.23 of the Disclosure Schedule lists the ten (10) most significant vendors or suppliers of raw materials, supplies, merchandise and other goods to the Technology Solutions Segment, on the basis of cost of goods or services purchased for each of the preceding two fiscal years. No material current supplier or customer of the Technology Solutions Segment has canceled or otherwise terminated, or made any written threat to cancel or otherwise terminate, its relationship with the Technology Solutions Segment or has at any time on or after December 31, 2011, decreased materially its services or supplies to, or purchases from, the Technology Solutions Segment.
SECTION 4.24. Brokers. Except as set forth in SECTION 4.24 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Purchaser or Sub could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of any Seller or any of their respective Affiliates.
SECTION 4.25. Interested Party Transactions. No Seller is indebted to any Employee (except for amounts due as salaries and bonuses under Contracts with Employees or Benefit Plans and amounts payable in reimbursement of ordinary expenses), and no such Employee is indebted to any Seller. No Employee (nor, to the Knowledge of Sellers, any ancestor, sibling, descendant or spouse of any of such Employee, or any trust, partnership or corporation in which any of such Employee has or has had an interest), has directly or indirectly: (i) an interest in any entity which furnishes or sells or licenses, services, products, Intellectual Property Rights that are furnished or sold or proposed to be furnished or sold by the Technology Solutions Segment; or (ii) any interest in any entity that purchases from or sells or furnishes to the Technology Solutions Segment, any goods or services; or (iii) a beneficial interest in any Assumed Contract (other than in such Employee’s capacity as an Employee); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this SECTION 4.25.
SECTION 4.26. Environmental Matters.
(a)     Sellers are in substantial compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by any Seller in connection with the Technology Solutions Segment (collectively, “TSS Facilities”). To the extent Sellers have conducted any Hazardous Substance Activities in the conduct of the Technology Solutions Segment, all such Hazardous Substance Activities (i) have been conducted in compliance in all material respects with all applicable Environmental Laws and (ii) have not resulted in the exposure of any person to a Hazardous Substance in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.
(b) There is no Environmental Claim or, to the Knowledge of Sellers, investigation pending against any Seller, or, to the Knowledge of Sellers, overtly threatened against any Seller, with respect to Hazardous Substances or Environmental Laws.

(c) Neither Seller is aware of any fact or circumstance, which could result in any material environmental Liability. There are no records in the possession or control of any Seller that have not been made available to Purchaser concerning (i) Hazardous Substance Activities by the Technology Solutions Segment and (ii) environmental audits, environmental assessments, testing or sampling relating to any real property that has been owned, leased, used or operated by any Seller in the operation of the Technology Solutions Segment.
SECTION 4.27. Certain Payments No Employee or any other person acting for or on behalf of any Seller, has directly or indirectly, on behalf of or otherwise related to the Technology Solutions Segment, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public (including “foreign officials” as defined by the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), regardless of form, whether in money, property or services in violation of any federal, state, local or foreign statute, or Law, including but not limited to, the FCPA and the U.K. Bribery Act of 2010 (the “Bribery Act”). No Employee has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions, nor has any of the before stated parties falsified any documents of any Seller, directly or indirectly, on behalf of or otherwise related to the Technology Solutions Segment. Sellers warrant that they maintain sufficient internal controls and compliance programs to detect and prevent violations of the FCPA and Bribery Act, ensure their books and records are accurately maintained, and track any payments made to third parties and foreign officials. Sellers have never conducted or initiated, on behalf of or otherwise related to the Technology Solutions Segment, any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under, or relating to, any noncompliance with any anticorruption law, including the FCPA or Bribery Act.
SECTION 4.28. Export Control Laws.
(a) Sellers do not do business with respect to the Technology Solutions Segment, directly or indirectly, in, and Sellers are not aware of the TSS Products being sold, shipped to or otherwise transferred to, directly or indirectly, a country subject to an embargo by the United States, including Iran, Syria, Cuba, Sudan, and North Korea.
(b) Sellers, with respect to the business of the Technology Solutions Segment, have not done business or provided any services to any Person listed on any of the relevant U.S. Government List of Prohibited Persons, including the Department of Treasury’s List of Specially Designated Nationals and the Commerce Department’s List of Denied Persons and Entity List.
(c) No Export Approvals for the transfer of export licenses to Purchaser or Sub are required, or such Export Approvals can be obtained expeditiously without material cost.
SECTION 4.29. Minute Books. The minute books of TGT, and the minutes of TGI relating to the Technology Solutions Segment, have been made available in a data room for review by Purchaser or its advisors and contain a materially complete and accurate summary of all meetings of managers and members of TGT or actions by written consent since the time of formation of TGT through the date of this Agreement and all meetings of directors and shareholders of TGI or actions by written consent, in each case relating to the Technology

Solutions Segment, since creation of the Technology Solutions Segment through the date of this Agreement.
SECTION 4.30. Privacy and Data Protection.
(a) Neither Seller has collected, used or disclosed, on behalf of or otherwise related to the Technology Solutions Segment, any Covered Personal Information in violation of the privacy rights of third parties or any Privacy Laws. Neither Seller, on behalf of or otherwise related to the Technology Solutions Segment, has been notified of and is not the subject of, any regulatory investigation or Proceeding related to data security or privacy. To the Knowledge of Sellers, no person (including any Governmental Authority) has made any claim or commenced any Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse, on behalf of or otherwise related to the Technology Solutions Segment, of any Covered Personal Information by any Seller (or any of their respective employees or contractors).
(b) Each Seller has at all times complied with the privacy policies and any other requirements of its customers and any of its own policies and procedures to protect Covered Personal Information it receives or processes from any illegal or unauthorized access, use, or disclosure.
(c) No person has gained unauthorized access to any Covered Personal Information held by any Seller in connection with the operation of the business of the Technology Solutions Segment, or otherwise held or processed on their behalf.
(d) Sellers have established and implemented such policies, programs, procedures, contracts and systems, including appropriate security measures, in connection with the operation of the business of the Technology Solutions Segment to be in compliance with all the requirements of their customers relating to the collection, use and disclosure of Covered Personal Information.
(e) The consummation of the transactions contemplated by this Agreement, including any transfer of Covered Personal Information resulting from such transactions will not violate any privacy policy (including privacy policies of customers) or other requirements imposed on any Seller by their customer contracts relating to the Technology Solutions Segment currently existing or those that existed at any time during which any of such Covered Personal Information was collected or obtained in connection with the operation of the business of the Technology Solutions Segment.
SECTION 4.31. No Other Representations. Except as expressly set forth in this ARTICLE IV, Sellers make no representation or warranty, express or implied, on behalf of or with respect to Sellers or the business of the Technology Solutions Segment, and Sellers hereby disclaim any representation or warranty, not made in this ARTICLE IV. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions by any Seller that may be contained or referred to in the Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any data room or reviewed by Purchaser pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to

Purchaser or any of its Affiliates or advisors are not and will not be deemed to be representations or warranties of Sellers, the Holder or the Shareholder Trust, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. The financial projections relating to the Technology Solutions Segment delivered to Purchaser (a true and complete copy of which appears in SECTION 4.31 of the Disclosure Schedule) have been prepared in good faith based on assumptions that Sellers believe are reasonable, and to Sellers’ Knowledge, there are no facts or information that would lead either to believe that such projections are incorrect or misleading in any material respect. Except for the estimates contained in the TSS Financial Statements or the Interim Financial Statements, any estimates, forecasts, or projections furnished or made available to Purchaser concerning Sellers and their Subsidiaries, properties and assets or the business of the Technology Solutions Segment have not been prepared in accordance with GAAP or standards applicable under any securities laws, and such estimates reflect numerous assumptions and are subject to material risks and uncertainties.
SECTION 4.32. Representations Complete. None of the representations or warranties made by Sellers, the Holder or the Shareholder Trust in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Sellers, the Holder or the Shareholder Trust pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE HOLDER AND THE SHAREHOLDER TRUST
The Holder and the Shareholder Trust hereby represent and warrant to Purchasers that:
SECTION 5.1. Organization and Qualification. The Shareholder Trust is duly organized.
SECTION 5.2. Authority; Non-Contravention; Approvals.
(a) The Holder, in his individual capacity and as Trustee of the Shareholder Trust, has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Holder or the Shareholder Trust is a party, and to perform the transactions contemplated by this Agreement and the other Transaction Documents to which the Holder or the Shareholder Trust is a party. This Agreement has been, and upon the execution of the other Transaction Documents to which the Holder or the Shareholder Trust is a party, will be, duly executed and delivered by the Holder and the Shareholder Trust and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which Purchaser or Sub is a party by Purchaser or Sub, constitutes and upon Purchaser’s and/or Sub’s execution of such Transaction Documents will constitute, valid and binding obligations of the Holder and the Shareholder Trust enforceable against the Holder and Shareholder Trust in accordance with their respective terms.

(b) The execution and delivery by the Holder and the Shareholder Trust of this Agreement and the other Transaction Documents to which he or it is a party and the performance of the transactions contemplated by this Agreement and the other Transaction Documents to which he or it is a party do not and will not (i) conflict with or result in a breach of any provisions of the trust agreement of the Shareholder Trust; (ii) result in a material violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any Contract or other instrument of any kind to which the Holder, the Shareholder Trust or any of its Affiliates or beneficiaries is now a party or by which the Holder, the Shareholder Trust or any of its Affiliates or beneficiaries or any of its properties or assets may be bound or affected; or (iii) result in a material violation of any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Holder, the Shareholder Trust or any of its Affiliates or beneficiaries.
(c) No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the other Transaction Documents to which the Holder or the Shareholder Trust is a party or the performance by the Holder or the Shareholder Trust of the transactions contemplated by this Agreement and the other Transaction Documents to which the Holder or the Shareholder Trust is a party.
SECTION 5.3. Litigation. There are no Proceedings pending, or, to the Knowledge of the Holder or the Shareholder Trust, threatened against or affecting the Holder or the Shareholder Trust relating to this Agreement or the transactions contemplated hereby.
SECTION 5.4. Brokers. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Purchaser or Sub could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Holder, the Shareholder Trust or any of its Affiliates or beneficiaries.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB
Purchaser and Sub, jointly and severally, hereby represent and warrant to Sellers that:

SECTION 6.1. Authority; Non-Contravention; Approvals.
(a) Purchaser and Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which Purchaser and/or Sub are a party and to perform the transactions contemplated by this Agreement and such Transaction Documents. This Agreement has been, and upon the execution of the Transaction Documents to which Purchaser and/or Sub are a party will be, duly executed and delivered by Purchaser and/or Sub and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by Sellers, the Holder and the Shareholder Trust, constitutes and upon their execution the Transaction Documents will constitute, valid and binding obligations of Purchaser and/or Sub enforceable against Purchaser and/or Sub in accordance with their respective terms except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting the rights of creditors generally and general equitable principles (whether considered in a Proceeding in equity or at Law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any Proceeding may be brought.
(b) The execution and delivery by Purchasers of this Agreement and the Transaction Documents to which Purchaser and/or Sub is a party and the performance of the transactions contemplated by this Agreement and such Transaction Documents do not and will not (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Purchaser and/or Sub or (ii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser or any of its Subsidiaries, other than in the case of clause (ii) as would not reasonably be expected to result in a Purchaser Material Adverse Effect.
(c) No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement or the Transaction Documents by Purchasers or the performance by Purchasers of the transactions contemplated by this Agreement and the Transaction Documents to which they are a party, other than (i) the filing by Purchaser of such reports and information with the SEC under the Securities Exchange Act of 1934, as amended and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, could not reasonably be expected to result in a Purchaser Material Adverse Effect.
SECTION 6.2. Litigation. There are no Proceedings pending, or, to the knowledge of Purchaser, threatened against or affecting the Purchaser or Sub relating to this Agreement or the transactions contemplated hereby.
SECTION 6.3. Brokers. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which any Seller could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or any of its Subsidiaries.

ARTICLE VII
COVENANTS
SECTION 7.1. Preservation of the Purchased Assets. Sellers hereby agree to, and to cause their respective Affiliates and Subsidiaries to, take all actions to preserve the value and integrity of the Purchased Assets prior to the transfer of such assets to Purchasers pursuant to this Agreement.
SECTION 7.2. Further Assurances. The parties agree to use Commercially Reasonable Efforts to (a) execute and deliver to each other such other documents and (b) do such other acts and things as may be reasonably required for the purpose of carrying out the intent of this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby.
SECTION 7.3. Access to Records. Each of the parties hereto will make available to the other parties any records in the nonrequesting party’s custody or control for the purpose of preparing any financial statement or Tax Return or preparing for or defending any tax-related examination of the requesting party by any Governmental Body. The party requesting such records will reimburse the nonrequesting party for the reasonable out-of-pocket costs and expenses incurred by the nonrequesting party. The nonrequesting party will afford access to such records during normal business hours, upon reasonable advance notice given by the requesting party, and subject to such reasonable limitations as the nonrequesting party may impose to delete competitively sensitive or privileged information. Without limiting the foregoing, following the Closing and without demanding further consideration therefor, Sellers shall, and shall cause their respective employees (including any named inventors on any Patents included in the Purchased Assets) and agents, to provide Purchaser with access to relevant information and otherwise to provide Purchaser with reasonable cooperation and assistance in the enforcement or prosecution of any TSS Intellectual Property Rights and the proper recordation of the transfer thereof.
SECTION 7.4. Tax Matters.
(a) Transfer Taxes. All transfer, registration, stamp, documentary, sales, use, value added, goods and services, and similar Taxes (including all applicable real estate transfer or gains Taxes), any penalties, interest and additions to Tax, and recordation and registration fees incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be the responsibility of and be timely paid by Sellers. Sellers and Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith and shall cooperate, to the extent reasonably requested and permitted by applicable law, in minimizing any such Transfer Taxes.
(b) Responsibility for Taxes and Tax Returns.
(i) Sellers shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all Tax Returns of Sellers that include or relate to Sellers’ use or ownership of the Purchased Assets, other than any such Tax Returns for Straddle Periods that are required to be filed after the Closing Date and are not income Tax Returns of any Seller. Sellers shall prepare all such Tax Returns in accordance with applicable law and consistent with past practices. Except as set forth in this SECTION 7.4(b)(i), Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns with respect to the Purchased Assets required to be filed after the Closing Date, including Tax Returns for Straddle Periods.
(ii) Notwithstanding anything to the contrary in this Agreement, Sellers shall be solely responsible for and shall timely pay (x) any and all Taxes imposed on or with respect to the Purchased Assets for any taxable period or portion thereof ending on or prior to the Closing Date (the “Pre-Closing Tax Period”), whether or not shown on any Tax Return and (y) any Taxes of Sellers not described in clause (x) for any taxable period or portion thereof, other than Straddle Period Taxes allocated to Purchaser pursuant to this SECTION 7.4(b)(ii). For this purpose, the employer portion of any employment or payroll taxes in connection with compensation contemplated by this Agreement, whether payable by Purchaser or any Seller, and any Taxes arising out of the transactions contemplated by this Agreement shall be treated as arising in the Pre-Closing Tax Period. To the extent that Purchaser is required to make a payment with respect to any such Taxes payable by any Seller pursuant to this SECTION 7.4(b)(ii), Sellers shall remit to Purchaser any such Taxes within ten (10) days after the receipt of reasonable evidence of the amount of such Taxes. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes (“Straddle Period Taxes”) allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period.

(iii) Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Purchased Assets for any Straddle Period.
(c) The obligations set forth in this SECTION 7.4 (and any claim for breach thereof) shall expire six (6) months following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), and shall not be subject to any of the limitations on indemnification set forth in ARTICLE XI hereof. In the event of any conflict between this SECTION 7.4(c) and any other provision of this Agreement, this SECTION 7.4(c) shall govern.
SECTION 7.5. Public Announcements. Purchaser and TGI have mutually agreed on the form of joint press release to be issued following the Closing. Any other public announcements or press releases concerning this Agreement and the transactions contemplated hereby shall only be issued by Purchaser. Notwithstanding the foregoing, nothing in this Agreement shall restrict or prohibit any announcement or disclosure required by Law, any Governmental Authority or any securities exchange.
SECTION 7.6. Mail Handling. Effective as of the Closing Date, Purchasers shall have the right to open all mail and packages, or written correspondence, including e-mail, addressed to any Seller and delivered to Purchaser or Sub relating to the business of the Technology Solutions

Segment or the Purchased Assets. To the extent Purchasers receive any mail or packages, or written correspondence, including e-mail, addressed to TGI and delivered to Purchaser not relating to the business of the Technology Solutions Segment or the Purchased Assets, Purchaser shall promptly deliver such mail or packages to TGI. After the Closing Date, to the extent any Seller receives any mail or packages, or written correspondence, including e-mail, addressed and delivered to such Seller but relating to the business of the Technology Solutions Segment or the Purchased Assets, such Seller agrees that it will promptly transfer or deliver or cause to be promptly transferred or delivered such mail or packages, or written correspondence, including e-mail, to Purchaser.
SECTION 7.7. Cooperation.
(a) At any time or from time to time after the Closing, at Purchaser’s reasonable request, Sellers and the Shareholder Trust shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, recordation, assignment, oath, declaration and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order to effectively transfer, convey and assign to Purchasers, and to confirm Purchasers’ title to, all of the Purchased Assets, and, to the fullest extent permitted by Law or Contract, to put Purchasers in actual possession and operating control of the Purchased Assets, and to assist Purchasers in exercising all rights with respect thereto.
(b) At any time or from time to time after the Closing, (i) Purchasers shall transfer back to TGI or TGT, as applicable, any asset, Contract or Liability not contemplated by this Agreement to be a Purchased Asset, Assumed Contract or an Assumed Liability, which asset, Contract or Liability was transferred to Purchasers at the Closing, and (ii) Sellers and the Shareholder Trust shall transfer to Purchaser or Sub at the direction of Purchaser any asset, Contract or Liability contemplated by this Agreement to be a Purchased Asset, Assumed Contract or an Assumed Liability which was not transferred to Purchaser at the Closing.
(c) To the extent that Purchasers cannot be granted physical possession of any Purchased Asset as of the Closing Date, such Purchased Asset shall be held by Sellers for and on behalf of Purchasers until such time as Purchaser or Sub is able to take physical possession thereof.
(d) If after the Closing, Purchaser in good faith identifies in writing to Sellers any Purchased Asset that was not delivered to Purchasers at the Closing that should have been delivered, then Sellers will as promptly as practicable after written notice by Purchaser, transfer, convey, assign, deliver, or cause to be transferred, conveyed, assigned, or delivered to Purchaser or Sub, all right, title and interest of Sellers in and to such Purchased Asset. If within thirty (30) days after the Closing, Sellers specifically identify in writing to Purchaser an Excluded Asset that was transferred, conveyed, assigned, or delivered inadvertently by Sellers pursuant to this Agreement or the Transaction Documents, then Purchaser or Sub will as promptly as practicable after receipt of written notice from Sellers, transfer, convey, assign, or deliver such Excluded Asset back to a Seller to the extent transferable.
(e)     Sellers and the Shareholder Trust shall use Commercially Reasonable Efforts to obtain any consent required under an Assumed Contract to assign such Assumed Contract to Purchaser or Sub in accordance with the terms of this Agreement. With respect to each Assumed

Contract that requires third party consent to assignment that has not been obtained by Sellers as of the Closing Date, Sellers and Purchasers shall each use Commercially Reasonable Efforts following the Closing Date to provide that Purchasers receive the benefits under such Assumed Contract and performs or satisfies the corresponding obligations related to the enjoyment of such benefits to the extent Purchaser or Sub would have been responsible for such obligations if such consent had been obtained on or prior to the Closing Date.
(f)     Upon the written request of Purchaser, Sellers shall enforce, and shall join with Purchaser to enforce, Sellers’ or any of their rights to protect and defend the confidentiality and non-disclosure of, and to prevent the unauthorized use of, any confidential or proprietary information or trade secret of the Sellers or the TSS Intellectual Property, under agreements to which any Seller is a party pursuant to which confidential or proprietary information of Sellers or any of them pertaining to the business of the Technology Solutions Segment was disclosed to a third party, if such agreements have not been assigned to Purchaser or Sub in accordance with their terms, including by commencing and pursuing legal action and participating in any legal action commenced or pursued by or on behalf of Purchaser to enforce such rights. Reasonable out-of-pocket third-party costs and expenses incurred by Sellers in carrying out their obligations under this SECTION 7.7(f) shall be borne by Purchaser to the extent that Sellers have obtained Purchaser’s prior written consent to incurring such costs and expenses.
(g)     Upon the written request of Purchaser, Sellers shall use their reasonable best efforts to (i) deliver, or assist Purchaser in the preparation of unaudited statements of income, comprehensive income and cash flows of the Technology Solutions Segment for the period beginning January 1, 2013 and ending on the last day of the most recently completed fiscal quarter of TGI ending on or prior to the Closing Date and an unaudited balance sheet of the Technology Solutions Segment as of the last day of the most recently completed fiscal quarter ending on or prior to the Closing Date (the “Quarterly Financials”) prepared in accordance with GAAP (including required footnotes) and reviewed by an independent registered public accounting firm in accordance with Statement on Auditing Standards 100, and (ii) deliver a letter from Sellers’ independent registered public accounting firm consenting to the filing of the Required Financials (or such portion thereof as may have been requested by Purchaser) and the Quarterly Financials with the SEC or to incorporate the Required Financials (or such portion thereof as may have been requested by Purchaser) and the Quarterly Financials into a Registration Statement or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Purchaser’s securities.
SECTION 7.8. Confidentiality. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, after the Closing, any confidential information of any Seller constituting or included within the Purchased Assets shall be deemed the confidential information of Purchasers and the obligations of confidentiality and non-use set forth in the Confidentiality Agreement shall no longer apply to Purchasers with respect to such confidential information.
SECTION 7.9. Change of Control Payments. As soon as practicable following the Closing (but in no event later than 14 days thereafter), TGI shall make the Change of Control Payments set forth on SECTION 7.9 of the Disclosure Schedule.

SECTION 7.10. Employee Matters.
(a) Purchaser shall make offers employment, effective as of the Closing Date, to those Employees designated on SECTION 7.10(a) of the Disclosure Schedule who remain employed with any Seller prior to the Closing Date. Such “at-will” offer of employment will: (i) be set forth in offer letters on Purchaser’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Purchaser’s applicable policies and procedures, including requirements for proof evidencing a legal right to work in the country of employment, employment background checks and the execution of Purchaser’s employee proprietary information and inventions assignment agreement, (iii) include, if applicable, a waiver by the employee of any future equity-based compensation to which such employee may otherwise have been entitled, and (iv) supersede any prior employment agreement or other express or implied employment agreements, arrangement or offer letter in effect with such Employee prior to the Closing Date. Employees who enter into Offer Letters shall be referred to herein as “Transferred Employees.” Purchaser shall not be obligated to hire or employ any Employee who does not accept an offer of employment with Purchaser.
(b) From the date of this Agreement to the Closing Date, Sellers agree to, and agree to cause their respective Affiliates to cooperate and use their reasonable best efforts to encourage the Employees to accept the employment offered in the Offer Letters and to facilitate the transfer of the Employees to the employment of Purchaser or an Affiliate. TGI and TGT hereby waive, and agree to cause their respective Affiliates to waive, effective as of the Closing any noncompetition or other agreement between either of them, or any of their respective Affiliates, and any Transferred Employee if such noncompetition or other agreement would be breached by the Transferred Employee as a result of the Transferred Employee’s acceptance of employment with Purchaser or an Affiliate or continued employment with Purchaser or an Affiliate. TGI and TGT further waive, and agree to cause their respective Affiliates to waive, effective as of the Closing any confidentiality or nondisclosure obligation contained in any agreement between either of them, or any of their respective Affiliates, and any Transferred Employee to the extent any such confidentiality or nondisclosure obligation would be breached by a Transferred Employee using or disclosing any information acquired during his/her employment with TGI or TGT in connection with the continuation of the business of the Technology Solutions Segment as an employee of Purchaser or an Affiliate. Notwithstanding the above, neither TGI, TGT nor any of their respective Affiliates waive any right they may have to enforce noncompetition, confidentiality, nondisclosure or other agreements against any Transferred Employee to the extent necessary to protect the business retained by TGI and/or information that would not be considered to be a part of the Technology Solutions Segment or the Purchased Assets.
(c) Nothing herein expressed or implied shall confer upon any of the Transferred Employees any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.
(d) Except as required by any applicable Law, Purchasers shall not assume any obligation or Liability of Sellers under any Benefit Plans. Sellers shall assume or retain, as the case may be, and be solely responsible for all Liabilities arising under, resulting from or relating to any Benefit Plans or Seller’s employment of or termination of any Employees, including Transferred Employees, whether incurred before, on, or after the Closing Date.

ARTICLE VIII
INTERIM COVENANTS
SECTION 8.1. Covenants of Sellers, the Holder and the Shareholder Trust. Except as set forth in SECTION 8.1 of the Disclosure Schedule, as expressly contemplated by this Agreement, or as consented to in writing by Purchaser, during the period commencing on the date of this Agreement and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Sellers, the Holder and the Shareholder Trust shall, and shall cause each of their Subsidiaries or Affiliates to, act and carry on the business of the Technology Solutions Segment in the Ordinary Course of Business and use Commercially Reasonable Efforts to maintain and preserve the business organization, assets, properties, business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the extent related to the business of the Technology Solutions Segment. Without limiting the generality of the foregoing, except as set forth in SECTION 8.1 of the Disclosure Schedule, or, as expressly contemplated by this Agreement, during the Pre-Closing Period Sellers, the Holder and the Shareholder Trust shall not, and shall cause its Subsidiaries or Affiliates not to, directly or indirectly, do any of the following to the extent it affects the business of the Technology Solutions Segment or binds Purchaser or Sub following the Closing without the prior written consent of Purchaser:
(a) Charter Documents. Amend the articles of organization or operating agreement of Company, except as expressly provided for in this Agreement, or take or fail to take any action in violation of the articles of organization or operating agreement of Company;
(b) Intellectual Property Rights. Enter into or amend any agreements pursuant to which any Seller (i) transfers or licenses exclusively to any person any Intellectual Property Rights, or (ii) otherwise grants to any person exclusive rights in any Intellectual Property Rights;
(c) Dispositions. Sell, assign, transfer, lease or license or otherwise dispose of or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the properties, rights or assets (tangible or intangible) of any Seller used in, related to or otherwise necessary for the Technology Solutions Segment to any Person (including any Seller), or permit the imposition of any Encumbrance (other than Permitted Encumbrances) on, any of its properties or assets that are material, individually or in the aggregate, to the Technology Solutions Segment;
(d) Indebtedness. Incur any Indebtedness, or guarantee any such Indebtedness with respect to the Technology Solutions Segment for which Purchaser or Sub could be liable;
(e) Agreements. Enter into any material Contract or agreement relating to the Technology Solutions Segment, or, amend, modify, terminate, extend or remove any of the terms of any material Contract or enter into any Contract of a type requiring the obligation thereunder to be capitalized in accordance with GAAP;
(f) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies other than upon the expiration of any such policy;

(g) Waiver. Waive or release any material right or claim of any Seller for the benefit of or otherwise related to the Technology Solutions Segment, including any write-off or other compromise of any account receivable of the Technology Solutions Segment;
(h) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to the Technology Solutions Segment, taken as a whole;
(i) Taxes. Any adoption of or change in any material Tax election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment, to the extent that doing so would affect the Purchased Assets or Purchasers’ operation of the Technology Solutions Segment after the Closing;
(j) Revalue Assets. Revalue any of the assets of the Technology Solutions Segment (whether tangible or intangible), including writing down the value of Inventory or writing off notes or accounts receivable;
(k) Settlement. Settle or agree to settle any pending or threatened Proceeding or pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Technology Solutions Segment), other than payments, discharges or satisfactions in the Ordinary Course of Business of Liabilities reflected or reserved against in the Current Balance Sheet or arising in the Ordinary Course of Business since the date of the Current Balance Sheet;
(l) Capital Expenditures. Make any capital expenditures, capital additions, capital improvements or commitments (or series of related capital expenditures or commitments) by Sellers for or on behalf of the Technology Solutions Segment involving more than $25,000;
(m) Discounts. Materially change the manner in which warranties, discounts and credits to customers are provided by the Technology Solutions Segment;
(n) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies or rates) affecting the Technology Solutions Segment, except as required by GAAP;
(o) Employees. Adopt or amend any Benefit Plan, including any indemnification agreement or enter into or amend any Contract with Employees; make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee, send any written communications (including electronic communications) to Employees regarding this Agreement or the transactions contemplated hereby; make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Purchaser;

(p) Human Resources. Hire or terminate any Employee, promote, demote or other change to the employment status or title of any Employee; or
(q) Other. Agree to take any of the actions described in SECTION 8.1(a) through SECTION 8.1(p).
SECTION 8.2. Preservation of the Purchased Assets. Sellers hereby agree to, and to cause their respective Affiliates and Subsidiaries to, take all actions to preserve the value and integrity of the Purchased Assets prior to the transfer of such assets to Purchasers pursuant to this Agreement.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS
SECTION 9.1. Conditions to Obligations of Each Party. The respective obligations of Sellers, the Holder, the Shareholder Trust and Purchasers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of any of the transactions contemplated by this Agreement; and
(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority seeking any of the foregoing be threatened or pending.
SECTION 9.2. Conditions to the Obligations of Purchasers. The obligations of Purchasers to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Purchaser:
(a) Representations, Warranties and Covenants. (i) The representations and warranties of Sellers, the Holder and the Shareholder Trust in this Agreement that are not qualified as to materiality (including Business Material Adverse Effect) shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, (ii) the representations and warranties of Sellers, the Holder and the Shareholder Trust in this Agreement that are qualified as to materiality (including Business Material Adverse Effect) shall be true and correct in all respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (iii) Sellers, the Holder and the Shareholder Trust shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Sellers, the Holder and the Shareholder Trust as of the Closing.
(b) No Business Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Business Material Adverse Effect since the date of this Agreement.
(c)     Officer’s Certificate. Purchaser shall have received a certificate of the chief executive officers of Sellers and the Holder as trustee of the Shareholder Trust, certifying that the conditions set forth in SECTION 9.2(a) and SECTION 9.2(b) have been satisfied.
(d)     Closing Deliverables. Sellers, the Holder and the Shareholder Trust shall have made the deliveries contemplated by SECTION 3.3.
(e)     Employees. (i) All of the Key Employees shall have executed and delivered the Key Employee Agreements and (ii) no fewer than 95% of the Employees shall have executed and delivered Offer Letters (or in the case of Key Employees, Key Employee Agreements).
(f)     No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser or any of its Subsidiaries or Affiliates, any Proceeding (a) involving any challenge to, or alleging Losses or other relief in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.
SECTION 9.3. Conditions to Obligations of Sellers, the Holder and the Shareholder Trust. The respective obligations of Sellers, the Holder and the Shareholder Trust to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by TGI:
(a)     Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser in this Agreement that are not qualified as to materiality (including Purchaser Material Adverse Effect) shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, (ii) the representations and warranties of Purchaser in this Agreement that are qualified as to materiality (including Purchaser Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (iii) Purchasers shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them as of the Closing.
(b)     Purchaser Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Purchaser Material Adverse Effect since the date of this Agreement.

(c)     Certificate of Purchaser. Sellers shall have received a certificate, validly executed on behalf of Purchaser by a Vice President for and on its behalf to the effect that, as of the Closing the conditions set forth in SECTION 9.3(a) and SECTION 9.3(b) have been satisfied.
(d)     Closing Deliverables. Purchasers shall have made the deliveries contemplated by SECTION 3.2.

ARTICLE X
TERMINATION
SECTION 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a) by written agreement of TGI and Purchaser;
(b) by Purchaser or TGI if the Closing Date shall not have occurred by June 15, 2013; provided, however, that the right to terminate this Agreement under this SECTION 10.1(b) shall not be available to TGI until July 31, 2013 if the Toyota Consent duly executed by TGI and Toyota Motor Sales, U.S.A., has not been delivered to Purchasers pursuant to SECTION 3.3(g); provided, further that the right to terminate this Agreement under this SECTION 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
(c) by Purchaser or TGI if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Authority that would make consummation of the transactions contemplated hereby illegal;
(d) by Purchaser if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority, which would: (i) prohibit Purchasers’ ownership or operation of any portion of the Technology Solutions Segment or the Purchased Assets or (ii) compel Purchaser or Sub to dispose of or hold separate all or any portion of the Purchased Assets or business of the Technology Solutions Segment as a result of the transactions contemplated hereby;

(e) by Purchaser if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Sellers, the Holder or the Shareholder Trust contained in this Agreement such that the conditions set forth in Section SECTION 9.2(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to TGI; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
(f) by TGI if none of Sellers, the Holder or the Shareholder Trust are in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Purchasers contained in this Agreement such that the conditions set forth in SECTION 9.3(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
SECTION 10.2. Effect of Termination. In the event of termination of this Agreement as provided in SECTION 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchasers, Sellers, the Holder or the Shareholder Trust, or their respective officers, directors, managers, members or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of SECTION 7.8 (Confidentiality) and SECTION 7.5 (Public Announcements), ARTICLE XII (Miscellaneous) and this SECTION 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE X.

ARTICLE XI
SURVIVAL; INDEMNIFICATION
SECTION 11.1. Survival of Representations and Warranties and Covenants and Agreements.
(a) The representations and warranties of Sellers, the Holder and the Shareholder Trust contained in this Agreement, the Transaction Documents or in any certificate or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby will survive the Closing and expire at 11:59 p.m. (New York time) on the date that is the fifteen (15) month anniversary of the Closing Date (such date, the “Survival Date”), except with respect to the representations and warranties contained in:
(i) SECTION 4.1(a) (Non-Contravention; Approvals), SECTION 4.2 (Corporate Organization and Authority), SECTION 4.3 (Subsidiaries; Equity Investments; Capitalization), SECTION 4.16 (Title to Assets), SECTION 5.1 (Organization and Qualification), and SECTION 5.2 (Authority; Non-Contravention; Approvals) (collectively, the “Fundamental Representations”) all of which will survive the Closing and continue in effect until the lapse of the statute of limitations period applicable to the underlying claim(and the limitations on obligations to indemnify the Purchaser

Indemnified Parties contained in SECTION 11.4 shall not apply to the Fundamental Representations);
(ii) SECTION 4.21 (Intellectual Property) which shall survive the Closing and expire at 11:59 p.m. (New York time) on the date that is the thirty (30) month anniversary of the Closing Date; and
(iii) SECTION 4.7 (Tax Matters) (the “Tax Representations”) which will survive the Closing and expire at 11:59 p.m. (New York time) on the date that is the six (6) month anniversary of the date of the lapse of the statute of limitations period applicable to the underlying claim.
(b) All representations and warranties of Purchaser in this Agreement, the Transaction Documents or in any certificate or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall expire at the Effective Time.
(c) Following the expiration of any representation or warranty, any claim for indemnification based upon such representation or warranty shall be barred and be of no force and effect, provided, that any representation or warranty, that would otherwise terminate in accordance with clause (a)(i), (a)(ii) or (a)(iii) above will continue to survive if a written bona-fide notice of claim for indemnity shall have been timely asserted in accordance with SECTION 11.5 hereof on or prior to such expiration date thereof, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this ARTICLE XI.
(d) All covenants and agreements contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.
SECTION 11.2. Indemnification of the Purchaser Indemnified Parties. Subject to the conditions and limitations contained in this Agreement, from and after the Effective Time, Sellers, the Holder and the Shareholder Trust (the “Seller Indemnifying Parties”) shall jointly and severally defend, indemnify and hold harmless Purchasers, their Affiliates and their respective successors and the respective shareholders, officers, directors, employees and agents of each such indemnified Person (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Purchaser Indemnified Party arising out of, resulting from, based upon or related to (a) any breach of or inaccuracy in any representation or warranty made by Sellers, the Holder or the Shareholder Trust in this Agreement or in any of the Transaction Documents or, in the case of a Third Party Claim, any allegation that, if true, would constitute such a breach or inaccuracy; (b) any breach or other failure by Sellers, the Holder or the Shareholder Trust to comply with the covenants or agreements required to be performed by Sellers, the Holder or the Shareholder Trust under this Agreement, the Transaction Documents or any document or other instrument delivered by Sellers, the Holder or the Shareholder Trust pursuant to this Agreement; (c) if applicable, the aggregate dollar amount by which the Actual Closing Working Capital is less than the Estimated Closing Working Capital (the “Negative Adjustment Amount”); provided, that written notice of such amount is given by Purchaser to TGI within ninety (90) days after the

Closing Date; (d) the Excluded Liabilities; (e) any Debt not discharged at or prior to the Closing pursuant to SECTION 2.3(a); (f) any Change of Control Payments not discharged at the Closing or discharged pursuant to SECTION 7.9; (g) any Third-Party Expenses not discharged at or prior to the Closing; (h) Technology or Intellectual Property Rights that both (i) are or have been used in the Technology Solutions Segment and (ii) UIEvolution, Inc. or any successor thereof owns or has claimed to own or to have rights to or claims on of any kind or nature whether by Contract, operation of law, or otherwise (including the Technology and Intellectual Property Rights that were licensed under the UIE License Agreement) and (i) any claims arising out of, resulting from, based upon or related to UIEvolution, Inc.’s relationship with TGI, TGT or the transactions contemplated by this Agreement or the Transaction Documents; provided that any claim for indemnification under SECTION 11.2(a) must be asserted within the applicable survival period set forth in SECTION 11.1 (the “Time Limitation”). For the purpose of determining the amount of Losses suffered by the Purchaser Indemnified Parties as a result of a breach, inaccuracy or failure of any representation, warranty, covenant or agreement given or made by Sellers, the Holder or the Shareholder Trust and for purposes of determining whether a breach, failure or inaccuracy has occurred with any such representation, warranty, covenant or agreement that is qualified or limited in scope as to materiality or Business Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.
Section 11.3. Indemnification of the Seller Indemnified Parties. Subject to the conditions and limitations contained in this Agreement, from and after the Effective Time, Purchaser shall defend, indemnify and hold harmless Sellers, the Holder, the Shareholder Trust, their respective Affiliates and their respective successors and shareholders, officers, directors, employees, beneficiaries and agents of each such indemnified Person (collectively the “Seller Indemnified Parties”) from and against any and all Losses paid or incurred by the Seller Indemnified Parties that, directly or indirectly, arise out of, result from, are based upon or related to (a) the failure of Purchasers to discharge in full any of the Assumed Liabilities, including Purchaser's or Sub's failure to perform an obligation under an Assumed Contract first arising after the Closing Date and not arising out of or relating to any Seller's breach of the Assumed Contract prior to the Closing Date; or (b) if applicable, the aggregate dollar amount by which the Actual Closing Working Capital is greater than the Estimated Closing Working Capital (the “Positive Adjustment Amount”); provided, that written notice of such amount is given by TGI to Purchaser within ninety (90) days after the Closing Date.
SECTION 11.4. Limitations on Indemnification of the Purchaser Indemnified Parties. Notwithstanding anything in this Agreement to the contrary, the obligation of the Seller Indemnifying Parties to indemnify the Purchaser Indemnified Parties for Losses is subject to the following limitations, which shall not apply to (x) indemnification obligations pursuant to SECTION 11.2(b) through (i) or (y) with respect to Losses incurred by the Purchaser Indemnified Parties by reason of (i) fraud or intentional misrepresentation by Sellers, the Holder or the Shareholder Trust or (ii) a breach of or inaccuracy with the Fundamental Representations:
(a)     in no event shall the aggregate amount of Losses for which the Seller Indemnifying Parties are obligated to indemnify the Purchaser Indemnified Parties pursuant to SECTION 11.2(a) exceed the Cap, and after such Losses equal the Cap, the Seller Indemnifying Parties shall have no liability or obligation to indemnify the Purchaser Indemnified Parties from and against any further Losses pursuant to SECTION 11.2(a); provided, however, that the Cap shall not limit the indemnification obligations of the Seller Indemnifying Parties to the Purchaser Indemnified Parties with respect to any Losses resulting from or relating to a breach of or inaccuracy with the Tax Representations, provided, further, that the aggregate amount of Losses for which the Seller Indemnifying Parties are obligated to indemnify the Purchaser Indemnified Parties with respect to any Losses resulting from or relating to a breach of or inaccuracy with the Tax Representations shall not exceed the amount of the Purchase Price;
(b)     the Seller Indemnifying Parties shall not be required to provide indemnification to the Purchaser Indemnified Parties pursuant to SECTION 11.2(a) unless and until the aggregate amount of Losses incurred by the Purchaser Indemnified Parties pursuant to such provision exceeds the Indemnification Threshold, after which point the Seller Indemnifying Parties will be obligated to indemnify the Purchaser Indemnified Parties for all such accumulated Losses including those up to the Indemnification Threshold; provided, however, that the Indemnification Threshold shall not limit the indemnification obligations of the Seller Indemnifying Parties to the Purchaser Indemnified Parties with respect to any Losses resulting from or relating to a breach of or inaccuracy with the Tax Representations; and
(c)     the Seller Indemnifying Parties shall not be required to provide indemnification to the Purchaser Indemnified Parties pursuant to SECTION 11.2(a) for any particular claim for Losses unless and until the amount of Losses associated with such claim exceeds the Indemnification Mini-Threshold, after which point the Seller Indemnifying Parties, subject to the limitations in SECTION 11.4(b), will be obligated to indemnify the Purchaser Indemnified Parties for all Losses associated with such claim, including those up to the Indemnification Mini-Threshold; provided, however, that the Indemnification Mini-Threshold shall not limit the indemnification obligations of the Seller Indemnifying Parties to the Purchaser Indemnified Parties with respect to any Losses resulting from or relating to a breach of or inaccuracy with the Tax Representations.
SECTION 11.5. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this ARTICLE XI shall be asserted and resolved as follows:
(a) If an Indemnified Party intends to seek indemnification under this ARTICLE XI for any indemnifiable matter, it shall promptly notify the Indemnifying Party in writing of such claim (which notice shall describe the basis and amount of such claim and the provisions of this Agreement giving rise to same, and shall include copies of any documents or records in the possession or under the control of the Indemnified Party relating thereto). Any claims under this Agreement must be asserted by written notice within the applicable Time Limitation, and if such notice is given asserting a claim for recovery under this ARTICLE XI, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(b) In the event that the Seller Indemnifying Parties dispute any claim for indemnification by the Purchaser Indemnified Parties under SECTION 11.2(c) or the Purchaser Indemnifying Parties dispute any claim for indemnification under SECTION 11.3(b) by the Seller Indemnified Parties, the Seller Indemnifying Parties may dispute the amount of the Negative Adjustment Amount or the Purchaser Indemnifying Parties may dispute the amount of the Positive Adjustment Amount, as applicable, by delivering a written notice (a “Dispute Notice”) within fifteen (15) days after receipt by the Indemnifying Parties of such claim by the Indemnified Parties, specifying the basis for such objection, and the parties will attempt to resolve and finally determine and agree upon the disputed items as promptly as practicable. If the parties fail to resolve items under dispute within fifteen (15) days after delivery of the Dispute Notice, then the parties shall submit the items in dispute to the Accounting Firm. The Accounting Firm will make a determination of the Actual Closing Working Capital and the Negative Adjustment Amount or Positive Adjustment Amount, as applicable. The Accounting Firm shall address only those items in dispute and may not determine a Negative Adjustment Amount or Positive Adjustment Amount greater than the greatest amount claimed by either party or smaller than the smallest amount claimed by the parties. The determination of the Accounting Firm will be made within sixty (60) days after submission of the items in dispute and such determination shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees, costs and expenses of the Accounting Firm will be borne pro rata as between the Indemnifying Parties, on the one hand, and the Indemnified Parties, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items in relation to the claims made by the Indemnified Parties and Indemnifying Parties, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.
(c) In the event an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which the Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this ARTICLE XI, the Indemnified Party shall notify the Indemnifying Party of such claim. The Indemnifying Party shall be entitled, at its expense, to participate in and make recommendations with respect to, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that the Indemnifying Party agrees and consents, as a condition of such entitlement of participation, that the Indemnified Party’s legal counsel in the Third Party Claim shall not be precluded from representing the Indemnified Party as against the Indemnifying Parties in the event that an Indemnifying Party disputes whether it has any obligation to provide indemnification or the amount of the Indemnified Party’s Losses related to the Third-Party Claim. Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim, provided, however, that except with the written consent of TGI (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Third Party Claim with third party claimants shall be determinative of either the existence of the obligation of the Indemnifying Party to provide indemnification or the amount of the Indemnified Party’s Losses relating to the Third Party Claim. In the event that the Indemnified Party settles any Third Party Claim without the written consent of the Indemnifying Party, the Indemnifying Party may dispute both the existence of the Indemnifying Party’s obligation to provide indemnification and the amount of the Indemnified Party’s Losses arising from the Third Party Claim. In the event that the Indemnified Party has consented in writing to any such settlement, the Indemnifying Party shall have no power or authority to either dispute the existence of the obligation to provide indemnification or dispute the amount of the Indemnified Party’s Losses arising from the Third Party Claim.
SECTION 11.6. Exclusive Remedy Sellers, the Holder, the Shareholder Trust and Purchasers agree and acknowledge that, following the Effective Time, the indemnification provisions in this ARTICLE XI shall be the sole and exclusive remedy of the parties arising out of this Agreement. Nothing set forth in this Agreement shall be deemed to prohibit or limit any party’s right to seek

(i) injunctive or other equitable relief for the failure of any other party to perform any covenant or agreement contained herein; (ii) any remedy under any of the Transaction Documents; or (iii) any right or remedy arising by reason of any claim of fraud or intentional misrepresentation with respect to this Agreement or any of the Transaction Documents.
SECTION 11.7. Purchase Price Adjustments. Amounts paid pursuant to this ARTICLE XI shall be treated as adjustments to the Purchase Price, but for avoidance of doubt, shall not affect the amount of the Indemnification Threshold or Cap.
ARTICLE XII
MISCELLANEOUS
SECTION 12.1. Notices.
(a) All notices, requests, demands and other communications under this Agreement (a “Notice”) shall be in writing and shall be deemed to have been duly delivered and received as follows: (a) if sent by a nationally recognized overnight air courier (such Federal Express), one (1) Business Day after mailing; (b) if sent by facsimile transmission with confirmation of transmission by the transmitting equipment, one (1) Business Day following the date of confirmation of transmission by the originating facsimile; and (c) if personally delivered, when delivered, provided that such Notice is delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties hereto:
If to Sellers, the Holder or the Shareholder Trust:

Tweddle Group, Inc.
24700 Maplehurst,
Clinton Township, MI 48036
Fax: (586) 307-3709
Attention: Andrew M. Tweddle

With a copy (which shall not constitute notice) to:

Daniel J. Schulte
Kerr, Russell and Weber, PLC
500 Woodward Avenue, Suite 2500
Detroit, MI 48226

If to Purchaser or Sub:
Nuance Communications, Inc.
One Wayside Road
Burlington, MA 01803
Fax: (781) 565-5565
Attention: Executive Vice President, Corporate Development & Strategy

With copies (which shall not constitute notice) to:

Nuance Communications, Inc.
One Wayside Road
Burlington, MA 01803
Fax: (781) 565-5565
Attention: General Counsel
And
Wilson Sonsini Goodrich & Rosati
1301 Avenue of the Americas
40th Floor
New York, NY 10019-6022
Fax: (212) 999-5899
Attention: Warren S. de Wied

(b) A party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.
SECTION 12.2. Entire Agreement. This Agreement, the exhibits and schedules hereto and the Transaction Documents supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and the Transaction Documents and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof, except for the Confidentiality Agreement which shall continue in full force and effect. There are no representations, warranties, covenants, agreements or understandings of the parties with respect to the subject matter hereof that are not set forth herein.
SECTION 12.3. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement and the Transaction Documents are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents.
SECTION 12.4. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
SECTION 12.5. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Purchaser and TGI.
SECTION 12.6. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than (a) any Person entitled to indemnity under ARTICLE XI and (b) after the Closing, the Employees shall be third-party beneficiaries of Sellers’ covenants in the second and third sentences of SECTION 7.10(b).
SECTION 12.7. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of Law or otherwise without the prior written consent of (a) Purchaser, in the case of a purported assignment by Sellers, the Holder or the Shareholder Trust, or (b) TGI, in the case of a purported assignment by Purchasers, and any attempt to do so will be void; provided, however, that, without the consent of TGI, Purchasers may (in whole or in part) transfer or assign their rights, interests and obligations to one or more of its Affiliates as long as Purchaser remains ultimately liable for all of their obligations hereunder. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and permitted assigns.
SECTION 12.8. Consent to Jurisdiction and Service of Process. Each party hereby irrevocably submits to the exclusive jurisdiction and venue of any court within the State of Delaware in respect of any Proceeding arising in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, and agrees that any such Proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to jurisdiction or venue therein). Nothing herein shall affect the right of any party to commence legal Proceedings in any other jurisdiction to enforce judgments or rulings of the aforementioned courts. In the event of any legal Proceedings or litigation between the parties in connection with this Agreement, the Transaction Documents or the transactions contemplated herein or therein, each party agrees to cooperate in good faith with such reasonable requests of the other party in order to prevent the public disclosure of copies of this Agreement and the Transaction Documents through protective orders and such other arrangements, provided that such actions do not prejudice or adversely affect the rights of the parties.
SECTION 12.9. Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
SECTION 12.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING IN WHOLE OR IN PART OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF AN ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATION IN THIS SECTION 12.10. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.
SECTION 12.11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
SECTION 12.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard for the conflicts of laws principles thereof.
SECTION 12.13. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument. A facsimile, PDF or other electronically transmitted signature of a party shall be deemed an original signature and become binding upon the delivery thereof.
SECTION 12.14. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signatures are set forth on the following page.]

The parties have executed this Agreement as of the date first above written.
“PURCHASER”:
NUANCE COMMUNICATIONS, INC.,
a Delaware corporation
By: /s/ Thomas L. Beaudoin
Name: Thomas L. Beaudoin
Title: Executive Vice President and Chief Financial Officer

“SUB”:
TELLURIDE, INC.,
a Delaware corporation
By: /s/ Thomas L. Beaudoin
Name: Thomas L. Beaudoin
Title: President and Treasurer

“TGI”:
TWEDDLE GROUP, INC., a Michigan corporation
By: /s/ Andrew M. Tweddle
Name: Andrew M. Tweddle
Title: President

“TGT”:
TWEDDLE GROUP TECHNOLOGIES, LLC, a Michigan limited liability company
By:/s/ Andrew M. Tweddle
Name: Andrew M. Tweddle
Title: Chief Executive Officer and President

[Signature page to Asset Purchase Agreement]

“SHAREHOLDER TRUST”:
THE ANDREW M. TWEDDLE REVOCABLE LIVING TRUST
By:/s/ Andrew M. Tweddle

Name: Andrew M. Tweddle
Title: Trustee

“HOLDER”
/s/ Andrew M. Tweddle
Andrew M. Tweddle

[Signature page to Asset Purchase Agreement]